UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Becton, Dickinson and Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

	☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417-1880

www.bd.com

December 15, 2016

Dear Fellow Shareholders:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) to be held at 1:00 p.m. EST on Tuesday, January 24, 2017 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York.

The accompanying notice of meeting and proxy statement describe the matters to be acted upon at the meeting. We also will report on matters of interest to BD shareholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy on the Internet or by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided. You may also vote in person at the Annual Meeting.

Thank you for your continued support of BD.

Sincerely,

Vincent A. Forlenza
Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417-1880

December 15, 2016

The 2017 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) will be held as follows:

DATE:	Tuesday, January 24, 2017
TIME:	1:00 p.m. EST
LOCATION:	Four Seasons Hotel New York 57 East 57th Street New York, New York
PURPOSE:	To consider and act upon the following proposals:
1. The election as directors of the 13 nominees named in the attached proxy statement for a one-year term;
2. The ratification of the selection of the independent registered public accounting firm;
3. An advisory vote to approve named executive officer compensation;
4. An advisory vote to approve the frequency of named executive officer compensation advisory votes;
5. A shareholder proposal regarding an independent Board Chair, if properly presented at the meeting; and
6. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by properly executed proxies that do not provide specific voting instructions will be voted in accordance with the recommendations of BD’s Board of Directors set forth in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Shareholders to be held on January 24, 2017. BD’s proxy statement and 2016 Annual Report, which includes BD’s consolidated financial statements, are available at www.edocumentview.com/BDX.

Shareholders of record at the close of business on December 2, 2016 will be entitled to attend and vote at the meeting.

By order of the Board of Directors,

Gary DeFazio
Senior Vice President and Corporate Secretary

YOU CAN VOTE BY PROXY OR SUBMIT VOTING INSTRUCTIONS IN

ONE OF THREE WAYS:

1.	VIA THE INTERNET:

Visit the website noted on your proxy/voting instruction card.

2.	BY TELEPHONE:

Use the telephone number noted on your proxy/voting instruction card.

3.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

PROXY STATEMENT

2017 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 24, 2017

BECTON, DICKINSON AND COMPANY

1 Becton Drive

Franklin Lakes, New Jersey 07417-1880

GENERAL INFORMATION

Proxy solicitation

These proxy materials are being mailed or otherwise sent to shareholders of Becton, Dickinson and Company (“BD”) on or about December 15, 2016 in connection with the solicitation of proxies by the BD Board of Directors for BD’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) to be held at 1:00 p.m. EST on Tuesday, January 24, 2017 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York.

BD’s directors and its officers and other BD associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. BD has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee not to exceed $25,000 plus expenses. The cost of soliciting proxies will be borne by BD.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Shareholders to be held on January 24, 2017. This proxy statement and BD’s 2016 Annual Report to Shareholders are also available at www.edocumentview.com/BDX.

Shareholders entitled to vote; Attendance at the 2017 Annual Meeting

Shareholders of record at the close of business on December 2, 2016 are entitled to notice of, and to vote at, the meeting. As of such date, there were 213,232,041 shares of BD common stock outstanding, each entitled to one vote.

If your shares are held in the name of a bank, broker or other nominee (also known as shares held in “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as a bank or brokerage account statement, to be admitted. BD may request appropriate identification for any person seeking to attend the meeting as a condition of admission.

Quorum; Required vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Directors are elected by a majority of the votes cast at the meeting (Proposal 1). If an incumbent director does not receive the requisite vote, he or she must offer to submit his or her resignation, and the Board will decide whether to accept the resignation in accordance with the process described on page 22 of this proxy statement. Approval of each of Proposal 2 (ratification of independent registered public accounting firm), Proposal 3 (advisory vote to approve executive compensation), Proposal 4 (advisory vote on the frequency of executive compensation advisory votes) and Proposal 5 (shareholder proposal) requires the affirmative vote of a majority of the votes cast at the meeting. For Proposal 4, if none of the three frequency choices receives a majority, the Board intends to adopt the choice that receives the plurality of votes cast.

Under New Jersey law, abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners will not be counted as votes cast, and, accordingly, will have no effect on the outcome of the vote for any of the proposals.

How to vote

Shareholders of record may cast their votes at the meeting. In addition, shareholders of record may cast their votes by proxy, and participants in the BD plans described below may submit their voting instructions, by:

•	using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

•	using the telephone number listed on the proxy card; or

•	signing, completing and returning the proxy card in the enclosed postage-paid envelope.

Votes and voting instructions provided through the Internet and by telephone are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy, and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the proxy card. If you vote through the Internet or by telephone, you do not need to return your proxy card. In order to be timely processed, voting instructions submitted by participants in BD’s Global Share Investment Program (the “GSIP”) must be received by 12:00 p.m. EST on January 18, 2017, and voting instructions submitted by participants in all other BD plans must be received by 12:00 p.m. EST on January 20, 2017. All proxies submitted by record holders through the Internet or by telephone must be received by 11:00 a.m. EST on January 24, 2017.

If you are the beneficial owner of shares held in “street name”, you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by your nominee, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid proxy from your bank, broker or other nominee and present it at the meeting.

Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by properly executed proxies that do not specify voting instructions will be voted in accordance with the recommendations of the Board of Directors set forth in this proxy statement. If you hold your shares in street name, and you do not provide voting instructions to your bank, broker or other nominee, your nominee will not be permitted to vote your shares in its discretion on Proposals 1, 3, 4 or 5, but may still be permitted to vote your shares in its discretion on Proposal 2.

Participants in BD plans

Participants in the BD 401(k) Plan may instruct the BD 401(k) Plan trustee how to vote the shares of BD common stock allocated to their 401(k) accounts. Shares for which no voting instructions have been received by the 401(k) Plan trustee will be voted in the same proportion as those shares for which timely instructions are received.

Participants in BD’s Deferred Compensation and Retirement Benefit Restoration Plan (the “Restoration Plan”), the 1996 Directors’ Deferral Plan (the “Directors Deferral Plan”), and the GSIP (if so provided under the terms of the local country GSIP plan) may provide voting instructions for all shares of BD common stock allocated to their plan accounts. The trustees of these plans will vote the plan shares for which they do not receive instructions from participants in the same proportion as the plan shares for which they do receive instructions.

Proxies representing shares of BD common stock held of record also will serve as proxies for shares held under the Direct Stock Purchase Plan sponsored and administered by Computershare Trust Company, N.A. and any shares of BD common stock allocated to participants’ accounts under the plans mentioned above, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

Revocation of proxies or change of instructions

A proxy given by a shareholder of record may be revoked or changed at any time before it is voted by:

•	sending written notice of revocation to the Corporate Secretary of BD at the address set forth above or delivering such notice at the meeting prior to the voting of the proxy,

•	delivering a proxy (by one of the methods described above under the heading “How to vote”) bearing a later date, or

•	voting in person by written ballot at the meeting.

Participants in the plans described above may change their voting instructions by delivering new voting instructions by one of the methods described above under the heading “How to vote.”

If you are the beneficial owner of shares held in “street name”, you may revoke or change your voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the meeting in the manner described above under the heading “How to vote.”

Other matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy card will vote on such matters in accordance with their best judgment.

OWNERSHIP OF BD COMMON STOCK

Securities owned by certain beneficial owners

The following table sets forth as of September 30, 2016, information concerning those persons known to BD to be the beneficial owner of more than 5% of BD’s outstanding common stock. This information is based on filings made by such persons with the Securities and Exchange Commission (“SEC”).

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	16,906,396	(1)	7.9%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	16,848,347	(2)	7.9%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	14,846,011	(3)	7.0%

(1)	The beneficial owner has sole dispositive power with respect to these shares and sole voting power with respect to 14,840,387 shares.

(2)	The beneficial owner has sole dispositive power with respect to these shares, and sole voting power with respect to 4,152,468 shares.

(3)	The beneficial owner has sole dispositive power with respect to 14,417,851 shares and shared dispositive power with respect to 428,160 shares, and sole voting power with respect to 382,444 shares and shared voting power with respect to 52,183 shares.

Securities owned by directors and management

The following table sets forth as of December 2, 2016 information concerning the beneficial ownership of BD common stock by (i) each director, (ii) the executive officers named in the Summary Compensation Table on page 42, and (iii) all nominees for director and executive officers as a group. In general, “beneficial ownership” includes those shares that a director or executive officer has the sole or shared power to vote or dispose of, including shares that may be acquired under outstanding equity compensation awards or otherwise within 60 days. Except as indicated in the footnotes to the table, each person has the sole power to vote and dispose of the shares he or she beneficially owns.

BD has a policy that prohibits directors, officers and employees from pledging BD shares or engaging in transactions that are intended to hedge against the economic risk of owning BD shares. None of BD’s directors or executive officers has pledged or hedged against any of the shares listed.

BD COMMON STOCK

Name	Amount and nature of beneficial ownership(1)	Percentage of class
Basil L. Anderson	29,453	*
Catherine M. Burzik	4,967	*
Alexandre Conroy	116,221	*
R. Andrew Eckert	368	*
Vincent A. Forlenza	1,291,510	*
Claire M. Fraser	18,599	*
Christopher Jones	16,939	*
William A. Kozy	443,905	*
Marshall O. Larsen	20,450	*
Gary A. Mecklenburg	28,556	*
James F. Orr	35,014	*
Willard J. Overlock, Jr.	57,916	*
Thomas Polen	29,926	*
Claire Pomeroy	3,928	*
Christopher R. Reidy	60,937	*
Rebecca W. Rimel	7,470	*
Bertram L. Scott	36,501	*
Ellen Strahlman	45,317	*
Directors and executive officers as a group (24 persons)	3,045,099	1.4%

*	Represents less than 1% of the outstanding BD common stock.

(1)	Includes shares held directly, and, with respect to executive officers, indirect interests in BD common stock held under the BD 401(k) Plan, GSIP and the Restoration Plan, and, with respect to the non-management directors, indirect interests in BD common stock held under the Directors’ Deferral Plan. Additional information on certain of these plans appears on pages 5-6. Includes shares under outstanding stock appreciation rights and restricted stock units that executive officers may acquire within 60 days, as follows: Mr. Forlenza, 1,137,515 shares; Mr. Conroy, 87,404 shares; Mr. Kozy, 365,274 shares; Mr. Polen, 26,663 shares; Mr. Reidy, 60,937 shares; and Dr. Strahlman, 40,501 shares. Also includes, with respect to each non-management director, shares issuable under restricted stock units as follows: Mr. Anderson, 22,866 shares; Ms. Burzik, 4,967 shares; Mr. Eckert, 357 shares; Dr. Fraser, 18,599 shares; Mr. Jones, 11,800 shares; Mr. Larsen, 16,784 shares; Mr. Mecklenburg, 22,232 shares; Mr. Orr, 22,045 shares; Mr. Overlock, 24,359 shares; Dr. Pomeroy, 3,928 shares; Ms. Rimel, 6,835 shares; and Mr. Scott, 22,683 shares.

Equity Compensation Plan Information

The following table provides certain information as of September 30, 2016 regarding BD’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	11,259,074	(2)	$102.26	10,067,707	(3)
Equity compensation plans not approved by security holders	1,706,551	(4)	N/A	0	(5)

Total	12,965,625		$102.26	10,067,707

(1)	Shares issuable pursuant to outstanding awards of Performance Units and time-vested restricted stock units under the 2004 Plan and BD’s Stock Award Plan, as well as shares issuable under the Directors’ Deferral Plan, the Restoration Plan and the GSIP, are not included in the calculation of weighted-average exercise price, as there is no exercise price for these shares.

(2)	Shares issuable includes (i) 494,649 pre-acquisition CareFusion stock options that were converted to BD awards under the 2004 Plan and 7,026,670 SARs granted under the 2004 Plan, (ii) 1,111,550 Performance Unit awards (assuming maximum payout) and 2,481,300 time-vested units awards granted under the 2004 Plan, and 102,282 pre-acquisition CareFusion time-vested restricted stock unit awards that were converted to BD awards under the 2004 Plan, and (iii) 42,623 shares issuable under restricted stock unit awards granted under the Stock Award Plan. The weighted average remaining term of the outstanding options and SARs is 6.15 years.

(3)	Represents shares available for issuance under the 2004 Plan and includes 4,004,318 shares available for full-value awards, assuming maximum payout of outstanding Performance Units.

(4)	Includes 120,914 shares issuable under the Directors’ Deferral Plan, 353,800 shares issuable under the Restoration Plan, and 1,231,837 shares issuable under the GSIP.

(5)	Not shown are shares issuable under the Directors’ Deferral Plan, the Restoration Plan or the GSIP. There are no limits on the number of shares issuable under these plans, and the number of shares that may become issuable will depend on future elections made by plan participants.

Directors’ Deferral Plan. The Directors’ Deferral Plan allows non-management directors to defer receipt, in an unfunded cash account or a BD common stock account, of all or part of their annual retainer and other cash fees. Directors may also defer receipt of the shares underlying their restricted stock unit awards. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock. Participants may elect to have amounts held in a cash account converted into a BD common stock account. The Directors’ Deferral Plan is not qualified, and participants have an unsecured contractual commitment of BD to pay the amounts due under the Directors’ Deferral Plan.

Restoration Plan. Information regarding the deferral features of the Restoration Plan can be found beginning on page 53 of this proxy statement. In the event a participant elects to have cash compensation deferred in a BD common stock account, the participant’s account is credited with a number of shares based on the prevailing market price of the BD common stock. The cash deferred by the participant is used to purchase the shares of BD common stock on the open market, which are then held in a trust. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock.

GSIP. BD maintains the GSIP for its non-U.S. associates in certain jurisdictions outside of the United States. The purpose of the GSIP is to provide non-U.S. associates with a means of saving on a regular and long-term basis and acquiring a beneficial interest in BD common stock. Participants may contribute a portion of their base pay, through payroll deductions, to the GSIP for their account. BD provides matching funds of up to 3% of a participant’s base pay through contributions to the participant’s plan account. Contributions to the GSIP are used to purchase shares of BD common stock on the open market, which are then held in a trust.

A participant may withdraw the vested portion of the participant’s account, although such withdrawals must be in the form of a cash payment if the participant is employed by BD at the time of withdrawal. Following termination of service, withdrawals will be paid in either cash or shares, at the election of the participant.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act of 1934 requires BD’s directors and executive officers to file initial reports of their ownership of BD’s equity securities and reports of changes in such ownership with the SEC and the NYSE. Directors and executive officers are required by SEC regulations to furnish BD with copies of all Section 16(a) forms they file with respect to BD securities. Based solely on a review of copies of such forms and written representations from BD’s directors and executive officers, BD believes that, for the period from October 1, 2015 through September 30, 2016, all of its directors and executive officers were in compliance with the reporting requirements of Section 16(a), except that the reports required for the annual grant of restricted stock units to our non-management directors were reported one day late.

Proposal 1.	ELECTION OF DIRECTORS

Members of our Board are elected to serve a term of one year and until their successors have been elected and qualified. All of the nominees for director have consented to being named in this proxy statement and to serve if elected. Each of the nominees is a current member of BD’s Board. BD does not know of any reason why any nominee would be unable to serve as director. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the size of the Board may be reduced.

BD directors have a variety of backgrounds, which reflects the Board’s continuing efforts to achieve a diversity of viewpoint, experience, knowledge, ethnicity and gender. As more fully discussed below, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, prominence and reputation in their fields, global business perspective and commitment to strong corporate governance and citizenship. They must also have experience and ability that is relevant to the Board’s oversight role with respect to BD’s business and affairs. Each nominee’s biography includes the particular experience and qualifications that led the Board to conclude that the nominee should serve on the Board.

NOMINEES FOR DIRECTOR

Basil L. Anderson, 71, has been a director since 2004. From 2001 until his retirement in 2006, he served as Vice Chairman of Staples, Inc., a supplier of office products.
Prior thereto, he was Executive Vice President – Finance and Chief Financial Officer
of Campbell Soup Company. Mr. Anderson also is a director of Hasbro, Inc. and
Moody’s Corporation.

Mr. Anderson has an extensive business and financial background as both an operating executive and as a chief financial officer of a major multinational public company. His experience includes strategic, business and financial planning and operations; international operations; and service as a director for public companies in different industries.

Catherine M. Burzik, 66, has been a director since 2013. From 2006 until the sale of the company in 2012, she served as President and Chief Executive Officer of Kinetic
Concepts, Inc., a medical device company specializing in the fields of woundcare and regenerative medicine. Prior thereto, she was President of Applied Biosystems and
President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company.
Ms. Burzik also is a director of Haemonetics Corporation and General Partner of
Targeted Technology Fund II, LP. She was formerly a director of Allscripts
Healthcare Solutions, Inc.

Ms. Burzik is a seasoned executive in the healthcare industry, having led major medical device, diagnostic, diagnostic imaging and life sciences businesses. She contributes strong strategic and leadership expertise, and extensive knowledge of the global healthcare field.

R. Andrew Eckert, 55, was appointed to the Board in September 2016. He served as the Chief Executive Officer of Valence Health, Inc., a health care information technology and services company, from August 2015 until the sale of the company in
October 2016. Prior thereto, Mr. Eckert served as Chief Executive Officer of TriZetto
Corporation, a healthcare IT solutions firm, and Chief Executive Officer of CRC
Health Group, a provider of specialized behavioral healthcare services. Mr. Eckert also is the Chairman of Varian Medical Systems.

Mr. Eckert is a leader in the growing field of health care information technology, with extensive experience as an executive officer of several healthcare companies. He has a deep knowledge of operations, strategic planning, product development and marketing, and has valuable corporate governance insight gained from having served as a director of several public companies.

Vincent A. Forlenza, 63, has been a director since 2011, and became BD’s Chairman in 2012. He was elected BD’s Chief Executive Officer in 2011 and has served as its
President since 2009. He also served as BD’s Chief Operating Officer from July 2010 to October 2011. Mr. Forlenza is Chairman of the Advanced Medical Technology
Association (AdvaMed), an international medical technology trade organization. He is a member of the Board of Trustees of The Valley Health System, a member of the
Board of Directors of the Quest Autism Foundation, and a member of the Board of
Trustees of Lehigh University.

Mr. Forlenza has been with BD for over 35 years in a number of different capacities, including strategic planning, business development, research and development leadership and general management in each of BD’s segments and in overseas roles.
Mr. Forlenza brings to the Board extensive business and industry experience, and provides the Board with a unique perspective on BD’s strategy and operations, particularly in the area of new product development.

Claire M. Fraser, Ph.D, 61, has been a director since 2006. Since 2007, she has been
Director of the Institute for Genome Sciences and a Professor of Medicine at the
University of Maryland School of Medicine in Baltimore, Maryland. From 1998 to
2007, she served as President and Director of The Institute for Genomic Research, a
not-for-profit center dedicated to deciphering and analyzing genomes. Dr. Fraser also serves on the Board of the American Association for the Advancement of Science and
the Maryland Technology Development Corporation (TEDCO).

Dr. Fraser is a prominent scientist with a strong background in infectious diseases and molecular diagnostics, including the development of novel diagnostics and vaccines.
She also brings considerable managerial experience in her field.

Christopher Jones, 61, has been a director since 2010. Mr. Jones retired in 2001 as
Chief Executive Officer of JWT Worldwide (previously known as J. Walter
Thompson), an international marketing firm. Since 2002, Mr. Jones has been
Operating Partner and director at Motion Equity Partners, a pan-European private equity firm. He is a member of the Board of Trustees of The Pew Charitable Trusts,
and a member of the Board of Directors of the Albert and Mary Lasker Foundation.
He also is a director of the Cello Group, Chairman of Palmer Hargreaves, and a
member of the Health Advisory Board of The Johns Hopkins University Bloomberg
School of Public Health.

Mr. Jones contributes an important international perspective based on his distinguished career as a marketing leader and head of a global marketing firm. He offers substantial marketing, strategic and managerial expertise derived from his broad range of activities in the field.

Marshall O. Larsen, 68, has been a director since 2007. Mr. Larsen retired in 2012 as
Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry. Mr. Larsen also is a director of Air Lease Corporation, Lowe’s Companies, Inc. and United Technologies
Corporation.

As a veteran chief executive officer of a public company, Mr. Larsen offers the valuable perspective of an individual with highly-developed executive leadership and financial and strategic management skills in a global manufacturing company. These qualities reflect considerable domestic and international business and financial experience.

Gary A. Mecklenburg, 70, has been a director since 2004. In 2006, he retired as
President and Chief Executive Officer of Northwestern Memorial HealthCare, a
position he had held since 1986, and he also served as President of Northwestern
Memorial Hospital from 1985 to 2002. He is currently an Executive Partner of Waud
Capital Partners, L.L.C., a private equity investment firm. Mr. Mecklenburg is also a director of LHP Hospital Group, Inc. and Froedtert Health, Inc.

Mr. Mecklenburg’s long tenure in hospital administration affords him a broad perspective on the many facets of the delivery of healthcare and a deep knowledge of healthcare financing and administration. As the former leader of a major teaching hospital, Mr. Mecklenburg possesses strong executive management, financial, strategic and operational knowledge as applied in a healthcare setting.

James F. Orr, 71, has been a director since 2000. From 2000 until his retirement in
2007, he served as Chairman of the Board of Convergys Corporation, a provider of customer management services, and which formerly also provided employee care and outsourced billing services. He also served as Convergys’ Chief Executive Officer from 1998 until his retirement in 2007. Mr. Orr is a director of Ohio National
Financial Services, Inc. and Ohio National Life Insurance Company.

Mr. Orr contributes the important insights of a former chief executive officer of a public company. His background reflects extensive managerial, strategic, operational and financial experience from the perspective of a service industry. He also possesses a depth of understanding of corporate governance and enterprise risk management.

Willard J. Overlock, Jr., 70, has been a director since 1999. He retired in 1996 as a partner in Goldman, Sachs & Co., where he served as a member of its Management
Committee, and retains the title of Senior Director to The Goldman Sachs Group, Inc.
Mr. Overlock is a member of the Board of Directors of Evercore Partners, Inc., a
trustee of Rockefeller University, and Chairman of the Board of Directors of the
Albert and Mary Lasker Foundation. Mr. Overlock also is a member of the Board of
The Cue Ball Group, LLC.

Mr. Overlock has broad financial and investment banking experience based on his senior leadership roles in these areas. He contributes financial and transactional expertise and acumen in mergers and acquisitions and complex financial transactions.

Claire Pomeroy, 61, has been a director since 2014. Since 2013, she has served as the
President of the Albert and Mary Lasker Foundation, a private foundation that seeks to improve health by accelerating support for medical research through recognition of research excellence, public education and advocacy. Prior thereto, Dr. Pomeroy served as Dean of the University of California, Davis (“UC Davis”) School of
Medicine, and CEO of the UC Davis Health System. Dr. Pomeroy also is a member of the Board of Directors of Expanesthetics, Inc., and of the Sierra Health Foundation.
She is a member of the Board of Trustees of the Morehouse School of Medicine and
the Board of Directors of the Foundation for Biomedical Research.

Dr. Pomeroy is an expert in infectious diseases, with broad experience in the area of healthcare delivery, health system administration, higher education, medical research and public health. She brings to the Board important perspectives in the areas of patient care services, global health and health policy.

Rebecca W. Rimel, 65, has been a director since 2012. Since 1994, she has served as
President and Chief Executive Officer of The Pew Charitable Trusts, a public charity that works to improve public policy and inform the public. Ms. Rimel previously served as Assistant Professor in the Department of Neurosurgery at the University of
Virginia Hospital and also as Head Nurse of its medical center emergency department. Ms. Rimel also is a director of BioTelemetry, Inc. and a director/trustee of various Deutsche mutual funds.

Ms. Rimel brings executive leadership and extensive experience in public policy and advocacy, particularly in the area of healthcare. She also offers the perspective of someone with a strong background in the healthcare field.

Bertram L. Scott, 65, has been a director since 2002. Mr. Scott is Senior Vice
President of Population Health of Novant Health, an integrated network of physician practices, outpatient centers and hospitals. He previously served as President and
Chief Executive Officer of Affinity Health Plan, and as President, U.S. Commercial
of CIGNA Corporation. Prior thereto, Mr. Scott served as Executive Vice President of
TIAA-CREF and as President and Chief Executive Officer of TIAA-CREF Life
Insurance Company. Mr. Scott is a director of AXA Financial, Inc., Lowe’s
Companies, Inc. and Tufts Health Plan.

Mr. Scott possesses strong strategic, operational and financial experience from the variety of executive roles in which he has served during his career. He brings experience in corporate governance and business expertise in the insurance and healthcare fields.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS

The Board and Committees of the Board

BD is governed by a Board of Directors that currently consists of 13 members, 12 of whom have been determined by the Board to be independent. The Board has established four operating committees (the “Committees”): the Audit Committee; the Compensation and Management Development Committee (the “Compensation Committee”); the Corporate Governance and Nominating Committee (the “Governance Committee”); and the Science, Marketing, Innovation and Technology Committee (the “SMIT Committee”). These Committees meet regularly. The Board has also established an Executive Committee that meets only as needed.

The Board has adopted written charters for each of the Committees that are posted on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of these charters, BD’s 2016 Annual Report on Form 10-K, and BD’s reports and statements filed with or furnished to the SEC may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone 201-847-6800.

Committee membership and function

Set forth below is a summary description of each of the Committees.

AUDIT COMMITTEE

Function

•	Retains and reviews the qualifications, independence and performance of BD’s registered public accounting firm (the “independent auditors”).

•

Reviews BD’s public financial disclosures and financial statements, and its accounting principles, policies and practices; the scope and results of the annual audit by the independent auditors; BD’s internal audit process; and the effectiveness of BD’s internal control over financial reporting.

•	Reviews BD’s guidelines and policies relating to enterprise risk assessment and risk management, and management’s plan for risk mitigation or remediation.

•	Oversees BD’s ethics and enterprise compliance programs.

•	Reviews financial strategies regarding currency, interest rates and use of derivatives, and reviews BD’s insurance program.

•	Functions as a qualified legal compliance committee, if necessary.

Members	Bertram L. Scott—Chair Basil L. Anderson Catherine M. Burzik Christopher Jones Willard J. Overlock, Jr. Rebecca W. Rimel

The Board has determined that the members of the Audit Committee meet the independence and financial literacy requirements of the New York Stock Exchange (“NYSE”) for audit committee members. The Board also has determined that each of Messrs. Anderson and Scott and Ms. Burzik qualifies as an “audit committee financial expert” under the rules of the SEC.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Function

•

Reviews BD’s compensation and benefits programs, recommends the compensation of BD’s Chief Executive Officer (“CEO”) to the independent members of the Board, and approves the compensation of BD’s other executive officers.

•	Approves all employment, severance and change in control agreements with our executive officers.

•	Serves as the granting and administrative committee for BD’s equity compensation plans.

•	Oversees certain other BD benefit plans.

•	Reviews leadership development initiatives.

Members	Marshall O. Larsen—Chair Basil L. Anderson Gary A. Mecklenburg James F. Orr Bertram L. Scott

The Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE for compensation committee members. Each member also qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code, and as a “non-employee director” under Section 16 of the Securities Exchange Act of 1934.

Procedure for determining executive compensation

The Compensation Committee oversees the compensation program for the executive officers named in the Summary Compensation Table on page 42 and for BD’s other executive officers. The Compensation Committee recommends compensation actions regarding the CEO to the other independent directors and has the authority to take compensation actions with respect to BD’s other executive officers. The Compensation Committee may not delegate these responsibilities to another Committee, an individual director or members of management.

Role of management

The Compensation Committee’s meetings are typically attended by BD’s CEO and Chief Human Resources Officer and others who support the Compensation Committee in fulfilling its responsibilities. The Compensation Committee considers management’s views relating to compensation matters, including the performance metrics and targets for BD’s performance-based compensation. Management also provides information (which is reviewed by our Internal Audit department) to assist the Compensation Committee in determining the extent to which performance targets have been achieved. This includes any recommended adjustments to BD’s operating results when assessing BD’s performance. The CEO and Chief Human Resources Officer also work with the Compensation Committee chair in establishing meeting agendas.

The Compensation Committee meets in executive session with no members of management present for part of each of its regular meetings. The Compensation Committee also meets in executive session when considering compensation decisions regarding our executive officers.

Role of the independent consultant

The Compensation Committee is also assisted in fulfilling its responsibilities by its independent consultant, Pay Governance LLC (“Pay Governance”). Pay Governance is engaged by, and reports directly to, the

Compensation Committee. The Compensation Committee is not aware of any conflict of interest on the part of Pay Governance or any factor that would otherwise impair the independence of Pay Governance relating to the services performed by Pay Governance for the Compensation Committee. During fiscal year 2016, Pay Governance was not engaged to perform any services for BD or BD’s management. The Compensation Committee has adopted a policy prohibiting Pay Governance from providing any services to BD or BD’s management without the Compensation Committee’s prior approval, and has expressed its intention that such approval will be given only in exceptional cases. No other consultant was used by the Compensation Committee with respect to the fiscal year 2016 compensation of BD’s executive officers.

Pay Governance reviews all materials prepared for the Compensation Committee by management, prepares additional materials as may be requested by the Compensation Committee, and attends Compensation Committee meetings. In its advisory role, Pay Governance assists the Compensation Committee in the design and implementation of BD’s compensation program. This includes assisting the Compensation Committee in selecting the key elements to include in the program, the targeted payments for each element, and the establishment of performance targets.

Pay Governance also provides market comparison data, which is one of the factors considered by the Compensation Committee in making compensation decisions, and makes recommendations to the Compensation Committee regarding the compensation of BD’s CEO. Pay Governance also conducts an annual review of the compensation practices of select peer companies. Based on this review, Pay Governance advises the Compensation Committee with respect to the competitiveness of BD’s compensation program in comparison to industry practices, and identifies any trends in executive compensation.

Setting compensation

At the end of each fiscal year, the independent directors conduct a review of the CEO’s performance. At the following Board meeting, the independent directors meet in executive session to set the compensation of the CEO after considering the results of its review, market comparison data and the recommendations of the Compensation Committee. The CEO does not play a role in determining or recommending his own compensation.

The Compensation Committee is responsible for determining the compensation of BD’s other executive officers. The CEO, in consultation with the Chief Human Resources Officer, reviews the performance of the other executive officers with the Compensation Committee and makes compensation recommendations for its consideration. The Compensation Committee determines the compensation for these executives, in consultation with Pay Governance, after considering the CEO’s recommendations and market comparison data regarding compensation levels for comparable positions at peer companies. All decisions regarding the compensation of BD’s other executive officers are made in executive session.

The Board has delegated responsibility for formulating recommendations regarding non-management director compensation to the Governance Committee, which is discussed below.

SCIENCE, MARKETING, INNOVATION AND TECHNOLOGY COMMITTEE

Function

•	Oversees BD’s major innovation activities and new product development programs.

•	Reviews the alignment of BD’s research and development, medical and regulatory affairs, and strategic marketing activities to BD’s corporate strategy.

•	Reviews potentially disruptive trends in technology, medical practice or the external environment.

Members	Claire M. Fraser—Chair Catherine M. Burzik R. Andrew Eckert Christopher Jones Willard J. Overlock, Jr. Claire Pomeroy Rebecca W. Rimel

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Function

•	Identifies and recommends candidates for election to the Board.

•	Reviews the composition, structure and function of the Board and its Committees, as well as the performance and compensation of non-management directors.

•	Monitors BD’s corporate governance and Board practices, and oversees the Board’s self-evaluation process.

•

Oversees BD’s policies, practices and procedures impacting BD’s image, reputation and corporate responsibility, including, without limitation, communications with BD’s key stakeholders, community relations, and public policy and government relations activities.

Members	Gary A. Mecklenburg—Chair R. Andrew Eckert Claire M. Fraser Marshall O. Larsen James F. Orr Claire Pomeroy

The Board has determined that each member of the Governance Committee meets the independence requirements of the NYSE.

As stated above, the Governance Committee reviews the compensation program for the non-management directors and makes recommendations to the Board regarding director compensation. The Governance Committee may not delegate these responsibilities to another Committee, an individual director or members of management. The Governance Committee has retained Pay Governance as an independent consultant for this purpose. Pay Governance’s responsibilities include providing market comparison data on non-management director compensation at peer companies, tracking trends in non-management director compensation practices, and advising the Governance Committee regarding the components and levels of non-management director compensation. The Governance Committee is not aware of any conflict of interest on the part of Pay Governance or any other factor that would impair Pay Governance’s independence. Executive officers do not play any role in either recommending or determining non-management director compensation.

Board, Committee and annual meeting attendance

The Board and its Committees held the following number of meetings during fiscal year 2016:

Board	8
Audit Committee	9
Compensation Committee	5
Governance Committee	8
SMIT Committee	5

The Executive Committee did not meet during fiscal year 2016. BD’s non-management directors met in executive session at each of the Board meetings held during fiscal year 2016.

During fiscal year 2016, all directors attended at least 75% of the total number of meetings of the Board of Directors and Committees on which he or she served.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason. All of the then-serving directors attended BD’s 2016 Annual Meeting of Shareholders.

Non-management directors’ compensation

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of BD’s non-management director compensation are a cash retainer, equity compensation, Committee chair fees and Lead Director fees. Of the base compensation paid to the non-management directors (cash retainer and equity), approximately two-thirds is equity-based compensation. See “Corporate Governance—Other significant governance practices—Equity ownership by directors” on page 22. Mr. Forlenza does not receive compensation related to his service as a director.

Cash retainer

Each non-management director currently receives an annual cash retainer of $92,000 for services as a director. Directors do not receive meeting attendance fees.

Equity award

Each non-management director elected at an Annual Meeting of Shareholders is granted restricted stock units then valued at $189,000 (using the same methodology used to value awards made to executive officers). Directors newly elected to the Board receive a restricted stock unit grant that is prorated from the effective date of their election to the next Annual Meeting of Shareholders. The restricted stock units vest and are distributable one year from grant, unless deferred at the election of a director.

Committee chair/Lead Director fees

An annual fee of $15,000 is paid to each Committee chair, except that the fee for the Audit Committee chair is $20,000 in recognition of the Audit Committee’s responsibilities. An annual fee of $30,000 is paid to the Lead Director. No fee is paid to the chair of the Executive Committee.

Other arrangements

BD reimburses non-management directors for travel and other business expenses incurred in the performance of their services for BD. Directors may travel on BD aircraft in connection with such activities, and, on limited occasions, spouses of directors have joined them on such flights. Per SEC rules, no compensation is attributed to the directors for these flights in the table below, since the aggregate incremental costs of spousal travel were minimal. Directors are also reimbursed for attending director education courses. BD occasionally invites spouses of directors to Board-related business events, for which they are reimbursed their travel expenses.

Directors are eligible, on the same basis as BD associates, to participate in BD’s Matching Gift Program, pursuant to which BD matches contributions made to qualifying nonprofit organizations. The aggregate limit per participant is $5,000 per calendar year.

The following table sets forth the compensation earned or received by BD’s non-management directors during fiscal year 2016.

Fiscal Year 2016 Non-Management Directors’ Compensation

Name	Fees earned or paid in cash($)(1)	Stock awards($)(2)	All other ($)(3)	Total($)
Basil L. Anderson	92,000	184,361	—	276,361
Henry P. Becton, Jr.(4)	30,667	—	—	30,667
Catherine M. Burzik	92,000	184,361	5,000	281,361
Edward F. DeGraan(4)	30,667	—	—	30,667
R. Andrew Eckert(5)	1,250	63,193	—	64,443
Claire M. Fraser	105,333	184,361	—	289,694
Christopher Jones	92,000	184,361	10,000	286,361
Marshall O. Larsen	133,667	184,361	—	318,028
Gary A. Mecklenburg	105,333	184,361	5,000	294,694
James F. Orr	92,000	184,361	—	276,361
Willard J. Overlock, Jr.	92,000	184,361	—	276,361
Claire Pomeroy	92,000	184,361	5,000	281,361
Rebecca W. Rimel	92,000	184,361	—	276,361
Bertram L. Scott	110,333	184,361	5,000	299,694

(1)	Reflects (i) the annual cash retainer; (ii) annual Committee chair fees for Dr. Fraser and Messrs. Larsen, Mecklenburg and Scott; and (iii) Lead Director fee for Mr. Larsen.

(2)	The amounts shown in the “Stock awards” column reflect the grant date fair value under FASB ASC Topic 718 of restricted stock units awarded to non-management directors during the fiscal year. Since the average BD closing stock price for the 30 trading days prior to grant is used to determine the number of units granted rather than the grant date stock price, the amounts shown for the annual grant are slightly lower than the $189,000 target award value. For a discussion of the assumptions made by us in arriving at the grant date fair value of these awards, see Note 7 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Listed below are the aggregate outstanding restricted stock unit awards held by each non-management director at the end of fiscal year 2016.

Name	Stock Awards Outstanding at September 30, 2016 (#)
Basil L. Anderson	22,866
Henry P. Becton, Jr.(4)	0
Catherine M. Burzik	4,967
Edward F. DeGraan(4)	0
R. Andrew Eckert(5)	357
Claire M. Fraser	18,599
Christopher Jones	11,800
Marshall O. Larsen	16,784
Gary A. Mecklenburg	22,232
James F. Orr	22,045
Willard J. Overlock, Jr.	24,359
Claire Pomeroy	3,928
Rebecca W. Rimel	6,835
Bertram L. Scott	23,683

(3)	Amounts shown represent matching gifts under BD’s Matching Gift Program. Amount shown for Mr. Jones includes matching gifts of $5,000 in each of calendar year 2015 and calendar year 2016.

(4)	Messrs. Becton and DeGraan retired from the Board on January 26, 2016.

(5)	Mr. Eckert joined the Board on September 26, 2016.

Changes to non-management directors’ compensation

During fiscal year 2016, the Board undertook a review of director compensation, with the assistance of Pay Governance. This review included an analysis of the director compensation practices of certain peer companies, including the forms of equity compensation used, the mix of cash and equity compensation, and total compensation. The peer group used in this analysis was the same as the peer group used for BD’s executive compensation analysis and included the following companies: Agilent Technologies, Inc.; Allergan plc.; C.R. Bard, Inc.; Baxter International Inc.; Boston Scientific Corporation; Medtronic plc; PerkinElmer, Inc.; St. Jude Medical, Inc.; Stryker Corporation; Thermo Fisher Scientific Inc.; and Zimmer Biomet Holdings, Inc.

Following this review, the Board approved the following changes to the annual retainer and annual equity award, effective at the conclusion of the 2017 Annual Meeting, so as to better align the Board’s compensation practices with those of the peer group companies:

•	The annual cash retainer will be increased to $97,000 from $92,000.

•	The value of the annual restricted stock unit awards will be increased to $199,000 from $189,000.

No change was made to the Committee chair or Lead Director fees.

Directors’ Deferral Plan

Directors may defer receipt of all or part of their annual cash retainer and other cash fees pursuant to the provisions of the Directors’ Deferral Plan. Directors may also defer receipt of shares issuable to them under their restricted stock unit awards. A general description of the Directors’ Deferral Plan appears on page 5.

Communication with directors

Shareholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director (including complaints or concerns regarding accounting, internal accounting controls or audit matters) may do so by contacting the Lead Director either:

•	by mail, addressed to BD Lead Director, P.O. Box 264, Franklin Lakes, New Jersey 07417-0264;

•

by calling the BD Ethics Help Line, an independent toll-free service, at 1-800-821-5452 (callers from outside North America should use “AT&T Direct” to reach AT&T in the U.S. and then dial the above toll-free number); or

•	by email to ethics_office@bd.com.

All communications will be kept confidential and promptly forwarded to the Lead Director, who shall, in turn, forward them promptly to the appropriate director(s). Such items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by our corporate security department, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials and resumes, surveys, and material that is determined to be illegal or otherwise inappropriate.

CORPORATE GOVERNANCE

Corporate Governance Principles

BD’s commitment to good corporate governance is embodied in our Corporate Governance Principles (the “Principles”). The Principles set forth the Board’s views and practices regarding a number of governance topics, and the Governance Committee assesses the Principles on an ongoing basis in light of current practices. The Principles are available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Principles may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 201-847-6800.

Board leadership structure

The Board’s goal is to achieve the best board leadership structure for effective oversight and management of BD’s affairs. The Board believes that there is no single, generally accepted approach to providing board leadership, and that each possible leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board believes is the right board leadership structure may vary as circumstances warrant.

At the present time, the Board believes that the most effective leadership structure for BD is for our CEO to also serve as Chairman. The Board believes this combined role allows one person to speak for and lead the company and the Board, creates clear lines of authority and accountability, and provides the necessary leadership to execute BD’s strategy. Mr. Forlenza’s over 35 years of experience at BD and knowledge of our complex businesses, along with his extensive industry expertise, also make him uniquely qualified to lead the Board on the most important issues facing the company.

At the same time, the Principles provide for the appointment of a Lead Director from among the independent directors whenever the Chairman is not independent. The establishment of the Lead Director role allows the non-management directors to provide effective, independent Board leadership and oversight of management. Marshall O. Larsen has served as Lead Director since January 2015.

Under the Principles, the Lead Director:

•	presides over all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and at such other times as the Board deems appropriate,

•	has the authority to call meetings of the independent directors,

•	approves Board meeting agendas,

•	approves Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items,

•	coordinates the evaluation of the performance of the CEO by the non-management directors,

•

serves as a liaison between the non-management members of the Board and the Chairman, and as a contact person to facilitate communications by BD’s employees, shareholders and others with the non-management members of the Board,

•	approves information provided to the Board, and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

The Board believes that having an independent Lead Director provides independent oversight of management, including risk oversight, while avoiding the risk of confusion regarding the Board’s oversight responsibilities and the day-to-day management of the business. As such, this structure provides independent Board leadership and engagement, while deriving the benefit of having the CEO also serve as Chairman.

Board’s oversight of risk

BD’s management engages in a process referred to as enterprise risk management (“ERM”) to identify, assess, manage and mitigate a broad range of risks across BD’s businesses, regions and functions, and to ensure alignment of our risk assessment and mitigation efforts with BD’s corporate strategy. The Audit Committee, through the authority delegated to it by the Board of Directors, is primarily responsible for overseeing BD’s ERM activities to determine whether the process is functioning effectively and is consistent with BD’s business strategy. At least twice a year, senior management reviews the results of its ERM activities with the Audit Committee, including the process used within the organization to identify risks, management’s assessment of the significant categories of risk faced by BD (including any changes in such assessment since the last review), and management’s plans to mitigate the potential exposures. On at least an annual basis, the significant risks identified through BD’s ERM activities and the related mitigation plans are reviewed with the full Board. Particular risks are then often reviewed in-depth with the Audit Committee or the full Board at subsequent meetings.

In addition, the full Board reviews the risks associated with BD’s strategic plan and discusses the appropriate levels of risk in light of BD’s business objectives. This is done through an annual strategy review process, and from time to time throughout the year as part of the Board’s ongoing review of corporate strategy. The full Board also regularly oversees other areas of potential risk, including BD’s capital structure, acquisitions and divestitures, and succession planning for BD’s CEO and other members of senior management.

The various Committees of the Board are also responsible for monitoring and reporting to the full Board on risks associated with their respective areas of oversight. The Audit Committee, among other things, oversees BD’s accounting and financial reporting processes and the integrity of BD’s financial statements, BD’s processes regarding compliance with laws, and its hedging activities and insurance coverages. The Compensation Committee oversees risks associated with BD’s compensation practices and programs, the SMIT Committee reviews risks relating to our innovation and product development activities, and the Governance Committee oversees risks relating to BD’s corporate governance practices, including director independence, related person transactions and conflicts of interest. In connection with its oversight responsibilities, each Committee often meets with members of management who are primarily responsible for the management of risk in their respective areas, including, among others, BD’s Chief Financial Officer, Chief Human Resources Officer, Chief Medical Officer, General Counsel, and senior regulatory, IT, R&D and compliance officers.

Risk assessment of compensation programs

With respect to our compensation policies and practices, BD’s management has reviewed our policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on BD. In connection with this risk assessment, management reviewed the design of BD’s compensation and benefits programs (in particular, our performance-based compensation programs) and related policies, potential risks that could be created by the programs, and features of our programs and corporate governance generally that help to mitigate risk. Among the factors considered were the mix of cash and equity compensation, and of fixed and variable compensation, paid to our associates; the balance between short- and long-term objectives in our incentive compensation; the performance targets, mix of performance metrics, vesting periods, threshold performance requirements and funding formulas related to our incentive compensation; the degree to which programs are formulaic or provide discretion to determine payout amounts; caps on payouts; our clawback and share ownership policies; and our general governance structure. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on BD.

Director nomination process

Role of the Governance Committee

The Governance Committee reviews potential director candidates and recommends nominees for director to the full Board for approval. In making its recommendations, the Governance Committee assesses the overall composition of the Board, including diversity, skills, background, experience and prominence in areas of importance to BD. The Board seeks to achieve among its directors a diversity of viewpoint, experience, knowledge, ethnicity and gender that fits the needs of the Board at that particular time.

When considering potential director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of BD’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. From time-to-time, the Governance Committee has retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates.

The Governance Committee believes that any nominee for director must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties, including, but not limited to, attendance at meetings.

•	Candidates should be team-oriented and committed to the interests of all shareholders as opposed to those of any particular constituency.

The Governance Committee assesses the characteristics and performance of incumbent director nominees against the above criteria as well, and, to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. To aid in this process, the Governance Committee solicits feedback from all the other directors on the Board. Upon completion of its assessment, the Governance Committee reports its recommendations for nominations to the full Board.

In September 2016, the Board elected R. Andrew Eckert to the Board. Mr. Eckert was identified by a third-party search firm. The role of the search firm is to assist the Governance Committee by identifying a pool of potential director candidates based on the specifications provided by the Governance Committee, and evaluating candidates recommended by other members of the Board or management. The firm reviews the potential candidates with the Governance Committee, performs outreach to candidates selected from the pool to assess interest and availability, conducts reference checks and arranges candidate interviews with members of the Governance Committee and our CEO. Prior to a candidate’s election, the candidate will also meet with other members of the Board. The search firm also provides a background check on the candidate before a final recommendation is made to the Board.

Shareholder recommendations

It is the Governance Committee’s policy to consider referrals of prospective nominees for the Board from other Board members and management, as well as shareholders and other external sources, such as retained executive search firms. The Governance Committee seeks to identify a diverse range of qualified candidates, including, without limitation, women and minority candidates. The Governance Committee utilizes the same criteria for evaluating candidates, irrespective of their source.

To recommend a candidate for consideration, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, Becton Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

Proxy access nominations

In September 2016, the Board adopted a “proxy access” by-law, which permits eligible shareholders to nominate candidates for the BD Board for inclusion in BD’s proxy statement and proxy card. Our proxy access by-law provides that a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding capital stock for at least three years, can nominate up to two individuals or 20 percent of the Board, whichever is greater, for election at an annual shareholders meeting, if the shareholder(s) and the nominee(s) meet the relevant requirements in our By-laws.

Other significant governance practices

Described below are some of the other significant corporate governance practices that have been instituted by the BD Board.

Annual election of directors

BD’s directors are elected annually. The Board believes that annual elections of directors reflect a corporate governance best practice, as it provides shareholders the opportunity to express their views on the performance of the entire Board each year.

Voting for directors

Under our By-Laws, in uncontested elections (where the number of nominees does not exceed the number of directors to be elected), nominees for director must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board of Directors. Any incumbent director who fails to receive the requisite affirmative vote is required to offer to submit his or her resignation to the Board following the shareholder vote. The Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The Board will act on such recommendation and publicly disclose its decision within 90 days following the shareholder vote. This structure allows the Board the opportunity to identify and assess the reasons for the vote, including whether the vote is attributable to dissatisfaction with a director’s overall performance or is the result of shareholder views on a particular issue, and enables the Board to avoid undesirable and disruptive governance consequences.

Board self-evaluation

Each year the Board conducts a self-evaluation of its performance and effectiveness. As part of this process, each director completes an evaluation form on specific aspects of the Board’s role, organization and meetings. The collective comments are then presented by the chair of the Governance Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops actions to be taken to enhance the Board’s effectiveness over the next year. A complete list of the areas covered by the Board evaluation is available on BD’s website at www.bd.com/investors/corporate_governance. Additionally, each Committee conducts an annual self-evaluation of its performance through a similar process.

Equity ownership by directors

The Board believes that directors should hold meaningful equity ownership positions in BD. To that end, a significant portion of non-management director compensation is in the form of restricted stock units. The Board believes that these equity interests help to better align the interests of the non-management directors with our shareholders. Under the Board’s share ownership guidelines, each non-management director is required to own shares of common stock (which includes restricted stock units) valued at five times the annual cash retainer and must comply with the guidelines within three years of joining the Board. All of our non-management directors have achieved the required share ownership or are within the three-year grace period.

Shareholder engagement

Our relationship with our shareholders and their views about BD are important to us, and the Board recognizes the value of director engagement with BD’s major shareholders. To that end, the Board has established a process by which shareholders can request direct engagement with our non-management directors regarding executive compensation, corporate governance, board and CEO succession, risk management oversight and other matters within the purview of the Board. This process can be found on our website at www.bd.com/investors/corporate_governance/. The Board may also initiate direct communications with BD shareholders at any time, in its discretion.

Annual Report of Charitable Contributions

In furtherance of BD’s commitment to good governance and disclosure practices, the Principles require that BD’s charitable contributions or pledges in an aggregate amount of $50,000 or more (not including contributions under BD’s Matching Gift Program) to entities with which BD’s directors and executive officers, or their families, are affiliated must be approved by the Governance Committee. In addition, BD posts on its website, at www.bd.com/investors/corporate_governance/, an Annual Report of Charitable Contributions (the “Contributions Report”) listing all contributions and pledges made by BD during the preceding fiscal year in an amount of $10,000 or more to organizations affiliated with any director or executive officer. The Contributions Report includes a discussion of BD’s contributions philosophy and the alignment of BD’s philanthropic activities with this philosophy.

Enterprise compliance

Under the oversight of the Audit Committee, BD’s enterprise compliance function seeks to ensure that BD has policies and procedures designed to prevent and detect violations of the many laws, regulations and policies affecting its business, and that BD continuously encourages lawful and ethical conduct. BD’s enterprise compliance function supplements the various compliance and ethics functions that are also in place at BD, and seeks to ensure better coordination and effectiveness through program design, prevention, and promotion of an organizational culture of compliance. A committee comprised of members of senior management oversees these activities. Another key element of this program is training. This includes a global on-line compliance training program focused on BD’s Code of Conduct, as well as other courses covering various compliance topics such as antitrust, anti-bribery, conflicts of interest, financial integrity, industry marketing codes and information security.

Political contributions

We prohibit the use of BD corporate funds and assets to support any candidate, political party, ballot measure or referendum campaign, unless an exception is approved by the CEO and the General Counsel. To date, no exceptions have been sought or approved. If an exception is approved, it may only be granted without regard to the personal political affiliations or views of any individual BD associate at any level across the organization.

As permitted under U.S. law, BD operates a political action committee. The BD PAC is a mechanism to enable eligible U.S. associates to voluntarily support candidates for elected office who share BD’s perspectives and approaches to public policy issues. BD provides administrative support to the PAC, as permitted under federal law.

In all cases, BD policy prohibits directors and employees from using company resources to promote their personal political views, causes or candidates, and specifies that the company will not directly or indirectly reimburse any personal political contributions or expenses.

BD is a member of numerous trade associations that provide a venue for the medical technology sector to work together to advocate its position on issues that impact our industry. In the U.S., the major associations of which BD is a member include AdvaMed and AdvaMedDx, the Healthcare Institute of New Jersey and the California Life Sciences Association. We have informed our major U.S. trade associations that they are not permitted to use any BD fees to support any candidate, political party, ballot measure or referendum campaign, unless approved by BD’s CEO and General Counsel.

Director independence; Policy regarding related person transactions

Director independence

Under the NYSE rules and our Principles, a director is deemed not to be independent if the director has a direct or indirect material relationship with BD (other than his or her relationship as a director). The Governance Committee annually reviews the independence of all directors and nominees for director and reports its findings to the full Board. To assist in this review, the Board has adopted director independence guidelines (“Independence Guidelines”) that are contained in the Principles. The Independence Guidelines set forth certain categories of relationships (and related dollar thresholds) between BD and directors and their immediate family members, or entities with which they have a relationship, which the Board, in its judgment, has deemed to be either material or immaterial for purposes of assessing a director’s independence. In the event that a director has any relationship with BD that is not addressed in the Independence Guidelines, the independent members of the Board review the facts and circumstances to determine whether such relationship is material. The Principles are available on BD’s website at www.bd.com/investors/corporate-governance/. The Independence Guidelines are contained in Principle No. 7.

The Board has determined that the following directors are independent under the NYSE rules and our Independence Guidelines: Basil L. Anderson, Catherine M. Burzik, R. Andrew Eckert, Claire M. Fraser, Christopher Jones, Marshall O. Larsen, Gary A. Mecklenburg, James F. Orr, Willard J. Overlock, Jr., Claire Pomeroy, Rebecca W. Rimel, and Bertram L. Scott. The Board also determined that Henry P. Becton, Jr. and Edward F. DeGraan, each of whom served on the Board until January 2016, were independent under the NYSE rules and the Principles, and that Mr. DeGraan, who served on the Compensation Committee, also met the NYSE independence requirements for compensation committee members. Vincent A. Forlenza is an employee of BD and, therefore, is not independent under the NYSE rules and the Principles.

In determining that each of these directors is independent, the Board reviewed BD’s transactions or other dealings with organizations with which a director may have a relationship, such as service by the director as an employee of the organization or as a member of a governing or advisory board of the organization. Based on its review, the Board determined that, in each instance, the nature of the relationship, the degree of the director’s involvement with the organization and the amount involved was such that it would not constitute a material relationship or otherwise impair the director’s independence.

The types of transactions with director-affiliated organizations considered by the Board consisted of the purchase or sale of products and/or services (in the cases of Anderson, Burzik, Fraser, Jones, Larsen, Mecklenburg, Overlock, Pomeroy and Scott), the licensing of intellectual property rights (in the cases of Fraser and Jones) and charitable contributions (in the case of Jones).

Related person transactions

The Board has also established a written policy (the “Policy”) requiring Board approval or ratification of transactions involving more than $120,000 per year in which a director, executive officer or shareholder owning more than 5% of BD’s stock (excluding certain passive investors) or their immediate family members has, or will have, a material interest. The Policy is available on BD’s website at www.bd.com/investors/corporate_governance/. The Policy excludes certain specified transactions, including certain charitable contributions and transactions available to BD associates generally. The Governance Committee is responsible for the review and approval or ratification of transactions subject to the Policy. The Governance Committee will approve or ratify only those transactions that it determines in its business judgment are fair and reasonable to BD and in (or not inconsistent with) the best interests of BD and its shareholders, and that do not impact the director’s independence. There were no transactions involving BD’s executive officers or directors, shareholders, or their immediate families, in 2016 that were subject to the Policy.

Code of Conduct

BD maintains a Code of Conduct that is applicable to all directors, officers and associates of BD, including its CEO, Chief Financial Officer, principal accounting officer and other senior financial officers. It sets forth BD’s policies and expectations on a number of topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of BD’s assets, and business ethics. The Code of Conduct also sets forth procedures for the communicating and handling of any potential conflict of interest (or the appearance of any conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal control and auditing matters.

BD also maintains an Ethics Help Line telephone number (the “Help Line”) for BD associates as a means of raising concerns or seeking advice. The Help Line is serviced by an independent contractor and is available to all associates worldwide. Associates using the Help Line may choose to remain anonymous and all inquiries are kept confidential to the extent practicable in connection with the investigation of an inquiry. All Help Line inquiries are forwarded to BD’s Chief Ethics and Compliance Officer for investigation. The Audit Committee is informed of any matters reported to the Chief Ethics and Compliance Officer, whether through the Help Line or otherwise, involving accounting, internal control or auditing matters, or any fraud involving management or persons who have a significant role in BD’s internal controls.

The Chief Ethics and Compliance Officer leads the BD Ethics Office, which administers BD’s ethics program. In addition to the Help Line, the ethics program provides for broad communication of BD’s Core Values, associate education regarding the Code of Conduct and its requirements, and ethics training sessions.

Any waivers from any provisions of the Code of Conduct for executive officers and directors will be promptly disclosed to shareholders. In addition, certain amendments to the Code of Conduct, as well as any waivers from certain provisions of the Code of Conduct given to BD’s CEO, Chief Financial Officer or principal accounting officer, will be posted at the website address set forth below.

The Code of Conduct is available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Code of Conduct may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 201-847-6800.

REPORT OF THE COMPENSATION

AND MANAGEMENT DEVELOPMENT COMMITTEE

The primary objective of the BD compensation program is to fully support the strategic business goal of delivering superior long-term shareholder returns through sustained revenue growth, earnings per share growth, return on capital and other metrics. As such, we intend to ensure a high degree of alignment between pay and the long-term value and financial soundness of BD. The Compensation Committee has established the following compensation principles to meet this objective:

•	Aligning the interests of executives and shareholders

•

Through equity compensation and equity ownership guidelines for executives, we seek to align the interests of executives with those of BD’s shareholders. This represents the largest portion of our compensation structure in terms of target value.

•	Linking rewards to performance

•

We maintain a pay-for-performance philosophy based on actual performance as against clear, measurable company performance targets, particularly those metrics that support the creation of long-term shareholder value.

•	Delivering superior business and financial results

•

Performance targets are set to reward executives for achieving short- and long-term results in line with our objective of enhancing long-term shareholder value. In setting short-term goals and in rewarding performance, we will take care to ensure that we do not create incentives to take inappropriate risks.

•	Offering a competitive compensation structure

•

We have established and intend to maintain a competitive structure that supports the recruitment and retention of high-performance executives essential to driving the business results required to execute our strategy and create long-term value for shareholders. This structure is determined, in part, by evaluating peer group data which is provided and analyzed by the Compensation Committee’s independent consultant, Pay Governance.

•	Maintaining a transparent compensation structure

•

The Compensation Committee strives to provide absolute transparency to executives, employees and shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets, payout formulas, details of other earned benefits and the Compensation Committee’s use of discretion in determining award payouts.

•	Maintaining Compensation Committee independence

•

The Compensation Committee is made up exclusively of independent directors and utilizes an independent compensation consultant, Pay Governance, which, by Compensation Committee policy, is prohibited from performing any services for BD or its management without the Compensation Committee’s prior approval.

•	Retaining prerogative to adjust programs

•	The Compensation Committee retains the prerogative to change or modify BD’s compensation and benefit programs to reflect prevailing economic, market or company financial conditions.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and in this proxy statement.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Marshall O. Larsen—Chair

Basil L. Anderson

Gary A. Mecklenburg

James F. Orr

Bertram L. Scott

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation program and the compensation actions taken with respect to the persons named in the Summary Compensation Table (who we refer to as the “named executive officers”) on page 42. All references in this section to years are references to our fiscal year, which ends on September 30, unless otherwise noted.

Information is included below for William A. Kozy, who retired as BD’s Executive Vice President and Chief Operating Officer in March 2016. Information for Mr. Kozy is required under the rules of the SEC, even though he was not serving as an executive officer of BD at the end of 2016.

In this section, while discussing awards under our Performance Incentive Plan (the “PIP”), we refer to certain financial measures that do not conform to generally accepted accounting principles (“GAAP”). Appendix A to this proxy statement contains reconciliations of these non-GAAP measures to the comparable GAAP financial measures.

Executive Summary

Compensation objectives

Our goal is to provide an executive compensation program that best serves the long-term interests of our shareholders. We believe that attracting and retaining superior talent and rewarding performance is key to delivering long-term shareholder returns, and that a competitive compensation program is critical to that end. Therefore, we strive to provide a competitive compensation package to our executives that ties a significant portion of pay to performance and uses components that align the interests of our executives with those of BD’s shareholders.

Our compensation practices

The following is a summary of important aspects of our executive compensation program discussed later in this section.

•

Balanced mix of pay components and incentives. Our compensation program targets a balanced mix of cash and equity compensation, and of annual and long-term incentives. The key elements of our program are salary, annual cash incentives under the PIP and long-term equity compensation consisting of stock appreciation rights (“SARs”), stock-settled performance-based units (“Performance Units”), and time-vested units (“TVUs”).

•

Significant performance-based compensation tied to business strategy. We emphasize pay-for-performance to align executive compensation with the execution of our business strategy and the creation of long-term shareholder value.

•	Approximately three-quarters of the total target compensation of our CEO in 2016 was performance-based.

•	We use performance metrics that are aligned with and support BD’s business strategy.

•	While we emphasize “at risk” pay tied to performance, we believe our program does not encourage excessive risk taking by management.

•

Share retention guidelines and policy against pledging/hedging. Our executives are subject to robust share retention and ownership guidelines and are prohibited from pledging BD shares or hedging against the economic risk of their ownership.

•	Limited perquisites and no employment agreements. We offer our named executive officers very limited perquisites, and none of them have employment agreements.

•

Clawback policy. We have a compensation recovery policy that gives the Board the authority to recover incentive compensation paid to senior management in the event of a restatement of our financial statements resulting from misconduct.

•

Change in control agreements. We have “double-trigger” change in control agreements with our executives to provide continuity of management in the event of an actual or potential change in control of BD. We have adopted a policy of eliminating excise tax gross-ups from future change in control agreements. Equity compensation awards made after January 1, 2015 also have a “double trigger” accelerated vesting provision.

•

Use of independent consultant. The Compensation Committee uses an independent consultant to assist it in designing our compensation program and making compensation decisions. The independent consultant did not provide any services to BD or BD management in 2016.

Last year’s say-on-pay vote

Approximately 95% of the shares voted at last year’s annual meeting were cast in support of BD’s advisory vote on named executive officer compensation. The Compensation Committee views the results of this vote as broad general shareholder support for our executive compensation program. Based on our say-on-pay vote and the Compensation Committee’s ongoing benchmarking of our compensation policies and practices, the Compensation Committee believes that our compensation program effectively aligns the interests of our named executive officers with those of our shareholders and the long-term goals of BD. Accordingly, the Compensation Committee did not make any significant changes in 2016 as a result of our say-on-pay vote.

2016 operating performance and executive compensation decisions

Operating Performance

2016 was a significant year in the transformation of BD, as we completed our first full fiscal year with CareFusion Corporation (“CareFusion”) as part of the BD organization. For the year, BD delivered strong financial and operational performance, the highlights of which include:

•	Our total revenues for the year were solid, and our strong margin expansion and expense controls helped us exceed our internal earnings growth expectations for the year.

•	Management continued to make substantial progress on the integration of the CareFusion acquisition, and BD achieved over $170 million in total cost synergies from the acquisition by the end of 2016.

•

We took steps to optimize our portfolio, including the divestiture of our BD Rx and spine businesses and the establishment of a joint venture for the Respiratory Solutions business, which we completed just after the close of the fiscal year. These actions further enable us to invest in our most important opportunities for future growth.

•	We continued to execute on our continuous improvement efforts, including our IT and manufacturing strategies, to drive further efficiency throughout the organization.

•	With regard to innovation, we made significant progress on our product pipeline, with a number of new product launches and significant investment in targeted high growth opportunities.

•	We maintained our investment in emerging markets, which will continue to be a key driver of BD’s growth, and continued progress in introducing CareFusion products into new markets.

•

Cash flows remained strong, and we continued to reduce the debt associated with the CareFusion acquisition and remain on track to meet the leverage target we set following the acquisition. We also returned $562 million to our shareholders through dividends, as we increased our dividend for the 44th consecutive year.

Compensation decisions

Salary. Mr. Forlenza, our CEO, received a salary increase during the year from $1,060,000 to $1,120,000 in order to keep his salary competitive with the median of peer companies. The other named executive officers received salary increases that were in line with increases at BD generally, except for Mr. Polen, whose salary was adjusted to reflect his expanded role at BD.

PIP awards. For 2016, our strong earnings and cash flow performance, along with revenue results that substantially met the PIP target, resulted in available funding for PIP awards at 115% of target. The PIP award made to Mr. Forlenza was 128% of his target award, and awards ranged from 115% to 146% of target for our other named executive officers, as discussed below. We believe that the 2016 PIP awards appropriately reflect the individual contributions of our executive officers to BD’s strong financial performance during the year, the successful integration to date of CareFusion, and the progress made on other important initiatives at BD.

Equity compensation. Consistent with our past practice, equity compensation represented a significant component of total compensation in 2016. Among the changes in equity compensation awards in 2016 was an increase in Mr. Forlenza’s award value to recognize his performance.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program include:

•	Aligning the interests of our executives with our shareholders through equity compensation and share retention guidelines.

•

Driving superior business and financial results by setting clear, measurable short- and long-term performance targets that support our strategy and the creation of long-term shareholder value, while at the same time taking care to ensure that our executives are not incentivized to take inappropriate risks.

•	Maintaining a pay-for-performance philosophy by tying a significant portion of pay to performance against our performance targets.

•	Offering competitive compensation that helps attract and retain high-performing executives who are essential to executing our strategy and creating long-term value for our shareholders.

In administering the program, the Compensation Committee seeks to provide transparency to BD executives and associates and to our shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets and payout formulas, the benefits provided under the program, and the Compensation Committee’s use of discretion in determining award payouts.

The Process for Setting Executive Compensation

The role of the Compensation Committee, its consultant and management

The Compensation Committee oversees the compensation program for our executive officers. The Compensation Committee recommends compensation actions regarding the CEO for approval by the independent members of the Board, and sets the compensation of the other named executive officers. The Compensation Committee is assisted in fulfilling its responsibilities by its independent consultant, Pay Governance, and BD’s senior management. Additional information about our process for setting executive compensation, including the roles of Pay Governance and management, is found on pages 13-14.

In order to maintain the independence of its outside consultant, the Compensation Committee has established a policy that prohibits its consultant from performing any services for BD or BD’s management without the Compensation Committee’s prior approval. In accordance with this policy, Pay Governance did not perform services for BD or BD management in 2016.

The use of market comparison data

The Compensation Committee considers a number of factors in structuring our program, determining pay components and making compensation decisions. This includes the compensation practices of select peer companies in the healthcare industry, which we refer to as the “Comparison Group.” These companies were chosen by the Compensation Committee after considering the recommendations of Pay Governance and management, and were selected because they have significant lines of business that are similar to BD’s and are companies that we believe we compete with for executive talent. The Compensation Committee reviews the composition of the Comparison Group at least annually. The companies in the Comparison Group for 2016 are below.

Comparison Group

Agilent Technologies, Inc. Allergan plc C.R. Bard, Inc. Baxter International Inc. Boston Scientific Corporation Medtronic plc	PerkinElmer, Inc. St. Jude Medical, Inc. Stryker Corporation Thermo Fisher Scientific Inc. Zimmer Biomet Holdings, Inc.

If the sample size from the Comparison Group is not large enough, data from a secondary peer group may be used. Companies in the secondary peer group vary each year, depending on survey participation, and are selected based on similarities of industry and company size. The Comparison Group data was used for each named executive officer for each component of our compensation program in 2016, and secondary peer group data was also used in setting pay levels for Mr. Conroy, Mr. Polen, and Dr. Strahlman. Due to Mr. Kozy’s pending retirement at the time, market data was not considered by the Committee for his position.

Comparison Group Data

	Revenue for the twelve months ended September 30, 2016 (in millions)	Market capitalization on September 30, 2016 (in millions)
25th Percentile	$4,961	$19,626
Median	$7,878	$26,006
75th Percentile	$13,507	$53,142
BD	$12,312	$38,269
BD Percentile Rank	73%	65%

We attempt to set the compensation of the named executive officers at levels that are competitive with the compensation (salary, annual cash incentive and equity compensation) paid to persons holding the same or similar positions at the companies listed above, using available market comparison data regarding these companies as a guide. The Compensation Committee (and the independent directors in the case of our CEO) generally seeks to set the compensation of our executive officers for each of these elements within a competitive range of the median of this group, assuming payout of performance-based compensation at target. The use of market comparison data, however, is just one of the tools used to determine executive compensation, and the Compensation Committee and the independent directors retain the flexibility to set target compensation at levels deemed appropriate for an individual or for a specific element of compensation. Based on the market data provided by Pay Governance, the Compensation Committee believes that the total target compensation set for the named executive officers in 2016 is at or below median competitive levels.

Because each compensation element is reviewed individually, compensation decisions made with respect to one element of compensation generally do not affect decisions made with respect to other elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity compensation, although it is the Compensation Committee’s intent that equity compensation represent the largest portion of total target compensation. In addition, because an executive’s compensation target is set by reference to persons with similar duties at peer companies, we do not establish any fixed relationship between the amount of compensation paid to our CEO and that paid to the other named executive officers.

The use of tally sheets

The Compensation Committee is from time-to-time provided a “tally sheet” report prepared by management for each named executive officer. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various scenarios, including retirement or following a change in control. The Compensation Committee uses tally sheets to provide additional perspective on the value the executives have accumulated from prior equity awards and plan accruals and their retentive value.

The Key Elements of Our Compensation Program

The key elements of our executive compensation program are summarized in the table below.

Component	Description	Purpose

Base salary	Fixed cash compensation based on performance, scope of responsibilities, experience and competitive pay practices.	Provide a fixed, baseline level of compensation.

PIP	Annual variable cash payment tied to performance during the fiscal year.	Drive business performance on an annual basis. Reward individual contributions to BD’s performance.
Long-term equity compensation:

• SARs	Exercisable for shares based on difference between exercise price and BD stock price. SARs vest over four years and have a 10-year term.	Increase executive ownership to align interests with shareholders. Promote executive retention. Drive long-term, sustained business performance. Reward creation of shareholder value.
• Performance Units	Performance-based restricted stock units, with payout tied to BD’s performance over three-year performance period.
• TVUs	Restricted stock units that vest in three annual installments following grant.

Our Emphasis on Pay-for-Performance

Performance-based compensation

The compensation of our named executive officers is weighted towards performance-based compensation, where the actual amount received varies based on company and individual performance. The charts below show the performance-based portion of 2016 target compensation paid to Mr. Forlenza and the other named executive officers.

2016 Total Target Compensation

“Performance-based” compensation includes PIP awards, Performance Units and SARs, while “Fixed” compensation includes salary and TVUs. We consider SARs performance-based compensation because they require stock price appreciation to deliver value to an executive. Actual amounts received (and the percentage of total compensation coming from performance-based compensation) may differ from target amounts based on performance and BD’s stock price.

How our performance metrics support BD’s business strategy

BD remains focused on delivering sustainable growth and shareholder value, while making appropriate investments for the future. BD management operates the business consistent with the following core strategies:

•	Increasing revenue growth by focusing on our core products, services and solutions that deliver greater benefits to patients, healthcare workers and researchers;

•	Investing in research and development for platform extensions and innovative new products;

•	Growing our operations in emerging markets;

•	Improving operating effectiveness and balance sheet productivity; and

•	Driving an efficient capital structure and strong shareholder returns.

The Compensation Committee believes it is important that our compensation program reinforce and reward behaviors that support these business objectives. In addition, the Compensation Committee believes executive compensation should be based in part on how BD’s performance compares to peer companies facing the same market conditions as BD. These considerations inform the Compensation Committee’s selection of the performance measures for BD’s performance-based compensation.

Performance Period and Metrics for

Performance-based Compensation

1 Year	3 years	10 years

PIP Awards	Performance Units	SARS
Adjusted EPS* Revenues* Free cash flow as a percentage of sales*	Average ROIC Relative TSR	Stock price appreciation

*	Adjusted for unbudgeted currency fluctuations.

PIP. We evaluate corporate performance under the PIP using the following metrics:

•

Adjusted EPS. “Adjusted EPS” is our GAAP EPS less acquisition-related purchase accounting adjustments and finance, integration, restructuring and transaction costs, primarily relating to our CareFusion acquisition in 2015. We use Adjusted EPS because it is the primary basis on which BD sets performance expectations for the year and earnings is a widely-used measure of overall company performance. The use of Adjusted EPS is consistent with how we report our operating results to the financial community.

•	Revenues. Revenue measures BD’s ability to innovate and compete in the global marketplace. This measure focuses management on achieving strong “top-line” growth, consistent with our business strategy.

•

Free cash flow as a percentage of sales. This metric recognizes the importance of the efficient use of cash to our ability to fund ongoing investments in our business, including product development, innovation and geographic expansion. “Free cash flow” means cash flow from our operating activities, less capital expenditures and capitalized software.

Together, these three measures provide a balanced set of performance targets that focus on growth, profitability and operating efficiency. Adjusted EPS performance is weighted 50%, and the revenue and free cash flow metrics are each weighted 25%. Because Adjusted EPS is the primary basis on which we set our performance expectations for the year, it is more heavily weighted than the other measures.

When measuring actual performance against the targets, adjustments are made to account for the impact of foreign currency exchange rates in effect during the year, whether favorable or unfavorable to BD, compared to the rates we budgeted when the targets were set. We eliminate this impact of foreign currency translation so that only BD’s underlying performance is considered in determining PIP awards.

Equity compensation. Equity compensation links executive compensation to BD’s performance against three-year performance goals and stock price appreciation. Two metrics are used to measure performance under the Performance Units, each weighted 50%:

•

Average return on invested capital (“ROIC”). This metric measures profitability and how effectively company assets are being used. This metric requires our executives to effectively manage a number of different aspects of the business, including new product introductions, productivity improvements and geographic expansion.

•

Relative total shareholder return (“TSR”). This metric measures BD’s stock performance (assuming reinvestment of dividends) during the performance period against that of a group of 14 companies in the healthcare industry (the “TSR Group”). This measure compares BD’s performance, as reflected in our stock price over time, to peer companies facing similar business conditions and is directly tied to shareholder returns. The TSR Group is broader than the Comparison Group used for compensation market data in order to reduce the volatility in relative performance that can come from using a relatively smaller number of companies.

How performance goals are set

When setting performance targets for the PIP and Performance Units, the Compensation Committee considers BD’s business plan and the environment in which BD is operating. The healthcare industry continues to face challenges, and the Compensation Committee seeks to reward what it deems to be superior performance by management in light of current industry conditions and growth trends. The Compensation Committee sets what it believes are reasonably achievable performance targets for BD at the time, in light of the BD operating plans reviewed by the Board, and structures payouts so that they are aligned with BD’s performance against those targets.

Our risk analysis of performance-based compensation

While a significant portion of our executive compensation is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. While risk-taking is a necessary part of operating and growing a business, the Compensation Committee focuses on aligning BD’s compensation practices with BD’s long-term strategy and attempts to avoid short-term rewards for management decisions that could pose long-term risks to BD. This includes:

•

Limits on PIP awards. We do not overweight short-term incentives as a proportion of total pay. PIP awards are also capped at 200% of an executive’s target award to protect against disproportionately large short-term incentives, and the Compensation Committee has the discretion to set PIP awards based on any factors it deems appropriate, including whether management has taken unnecessary or excessive risk.

•

Share retention and ownership guidelines. Our share retention and ownership guidelines ensure that our executives have a significant amount of their personal assets tied to the long-term success of BD, and we have a policy prohibiting pledging BD shares or hedging against the economic risk of their ownership.

•

Use of long-term equity compensation. The largest portion of the compensation paid to our named executive officers is long-term equity compensation that vests over a period of years, which encourages our executives to focus on sustaining BD’s long-term performance.

•

Use of Performance Units. A significant portion of executive equity compensation consists of Performance Units that have a three-year performance cycle. This focuses management on sustainable long-term performance. We also cap the payout of these awards at 200% of target.

•

Use of multiple performance metrics. We use a number of different performance metrics in our performance-based compensation, with no overlapping metrics among our different compensation components, so that undue weight is not given to any one metric.

PIP Awards

The PIP provides our executives an opportunity to receive a cash award for BD’s performance for the fiscal year and their contribution to that performance, as part of our pay-for-performance philosophy.

Award targets

Target PIP awards for the named executive officers are expressed as a percentage of base salary earned during the year. The “Grants of Plan-Based Awards in Fiscal Year 2016” table on page 45 shows the range of possible awards under the PIP for 2016, based on certain assumptions.

The factors considered when setting actual PIP awards include BD’s overall performance against the pre-set performance targets and the resulting available funding (discussed below), the executive’s target award and the executive’s individual performance. Our CEO’s performance is measured against the individual goals for the year established by the independent directors. For our other executive officers, performance is measured against the performance objectives set for the businesses, regions or functions they oversee. In each case, the performance objectives for a named executive officer involve a combination of quantitative and qualitative goals. However, no specific formula or weighting of individual performance objectives is used to determine a named executive officer’s PIP award, nor is the achievement of any particular individual performance objective a condition to receiving an award. Instead, the Compensation Committee and the independent directors use their business judgment to determine what it believes is an appropriate PIP award to recognize BD’s performance and the executive’s contribution to that performance.

Funding for awards

Available funding for PIP awards is determined by a formula. For each measure, the Compensation Committee reviews how BD performed against the target goal set by the Compensation Committee in order to arrive at a performance factor for that measure.

•

For every 1% of performance above target, funding with respect to that measure is increased 5% above target funding (up to a maximum of 150%), and for every 1% below target, funding decreases 2.5% below target funding.

•

Performance below 90% of target for revenues or Adjusted EPS results in no funding for that particular measure, while performance below 80% of the free cash flow target results in no funding for that measure.

The performance factors for the three measures are then weighted to arrive at an overall funding factor. Actual awards, as a percentage of a named executive officer’s target, may be more or less than the overall funding factor.

When comparing BD’s operating results to the performance targets, the Compensation Committee has the discretion to adjust BD’s results to account for unbudgeted acquisitions and divestitures during the year, and for other unbudgeted items that are not considered part of our ordinary operations. This ensures that business decisions are made based on what management believes is in the best interests of BD, rather than the possible effects on compensation. It also ensures that our executives are not unfairly penalized by or rewarded for these types of events.

Equity Compensation Awards

We use a mix of equity compensation vehicles to promote the objectives of our program.

•	SARs reward executives for the creation of shareholder value over the term of the award.

•	Performance Units measure BD’s performance over a three-year period and are intended to reward sustained long-term financial performance.

•

TVUs, the smallest portion of equity compensation, are used to reduce the volatility in amounts realized from equity compensation that can arise when purely performance-based equity compensation is used.

Because they are equity-based and subject to vesting, each award also serves to align the interests of our executives with those of our shareholders and to promote executive retention.

Award values

The Compensation Committee determines the total grant date dollar value of the equity compensation to be paid to a named executive officer. SAR, Performance Unit and TVU awards are then made to the executive based on their estimated grant date values, with SARs and Performance Units each making up approximately 40% of the total award value, and TVUs the remaining 20%. The values given to equity compensation awards are only estimates and actual amounts realized from these awards may differ from these estimated values.

Performance Unit payout formula

The performance measures used for the Performance Units are average annual ROIC and relative TSR, each weighted 50%. A payout factor for each measure is calculated to determine a final share payout, which can range anywhere from zero to 200% of target.

ROIC. The payout factor for ROIC performance is determined by a scale, with threshold performance set at 5% below the ROIC target (resulting in a 50% payout factor), and maximum performance set at 5% above target (resulting in a 200% payout factor). Performance below the threshold level results in a zero payout factor for the ROIC measure.

Relative TSR. The payout factor for relative TSR performance is determined by the following table:

BD’s Percentile Rank	TSR Factor
≥85th	200%
75th	165%
50th	100%
25th	35%
Less than 25th	0

In the event BD has a negative absolute TSR for the performance period, the factor assigned to relative TSR is capped at 100%, regardless of where BD’s TSR ranks within the TSR Group. The Compensation Committee believes that in instances where BD has a negative absolute TSR, BD’s executives should still be rewarded for superior relative TSR performance, but that it is appropriate that the payout be limited.

Similar to the PIP, the Compensation Committee has the discretion to adjust BD’s average ROIC performance for acquisitions and divestitures and other unbudgeted items not considered part of our ordinary operations, and to remove companies from the TSR Group, or adjust the TSR of companies within the TSR Group or of BD, to account for acquisitions or mergers or other significant events, such as a changes in capital structure.

2016 Compensation Actions

Below is a discussion of compensation actions taken in 2016 with respect to the named executive officers.

Salary adjustments

The base salaries of the named executive officers are reviewed each November, and any adjustments go into effect on January 1 of the following calendar year. Effective January 1, 2016, Mr. Forlenza’s salary was increased from $1,060,000 to $1,120,000 in order to keep his salary competitive with the median of the Comparison Group. The other named executive officers received salary increases that were in line with increases at BD generally, except that Mr. Polen received an increase of 38% to align his salary more closely to the market given his expanded role in the company, reporting directly to our CEO.

PIP awards

The threshold performance, target performance and maximum performance for each metric under the PIP for 2016, along with BD’s adjusted performance during the year, are set forth below.

	Range of Performance			Adjusted Performance	Percentage of Target Achieved	Weighted Performance Factor (rounded)
	Minimum	Target	Maximum
Adjusted EPS (50%)	$7.56	$8.40	$9.24	$8.65	102.9%	57%
Revenues (25%) (in millions)	$11,432	$12,702	$13,972	$12,659	99.7%	25%
Free cash flow as % of sales (25%)	11.92%	14.9%	16.39%	15.8%	106.0%	33%

Total						115%

The Adjusted EPS target represents an increase of 17.3% over 2015 EPS, as adjusted, while the revenue target represent an increase of 23.5% over 2015 revenues. The increase in these targets over our 2015 results is attributable, in part, to the inclusion of CareFusion for the full 2016 fiscal year, compared to only part of 2015. The free cash flow as a percentage sales target represents a 10% increase over the 2015 target. Our reported EPS for 2016 was $4.49, our reported revenues were $12,483, and our reported free cash flow as a percentage of revenues was 14.7%.

In reviewing BD’s 2016 performance, the Compensation Committee made adjustments for unbudgeted items, including divestitures, non-cash pension settlement charges and other matters, that occurred during 2016. The Compensation Committee made these adjustments to eliminate items that are not considered part of BD’s ordinary operations, so that the PIP funding factor appropriately reflected BD’s underlying operating results. These adjustments are consistent with how we reported our operating results to the financial community. Adjustments were also made for the impact of foreign currency fluctuations in excess of what was budgeted when the targets were set, again so that only BD’s underlying performance is considered in determining PIP awards. The reconciliations on Appendix A provide additional detail on the adjustments made by the Compensation Committee.

The following table shows the PIP awards granted for 2016. These awards are also set forth in the Summary Compensation Table on page 42 under the heading “Non-Equity Incentive Plan Compensation.”

Name	Target Incentive Award	Actual Incentive Award
Vincent A. Forlenza	$1,568,000	$2,000,000
Christopher R. Reidy	642,229	886,300
Alexandre Conroy	423,379	486,886
Thomas Polen	560,000	748,600
Ellen R. Strahlman, M.D.	537,326	617,900
William A. Kozy	356,268	519,700

Based on BD’s results, the funding factor under the PIP was 115%. Certain named executive officers received awards that, as a percentage of their award target, exceeded the payout factor, as discussed below.

Mr. Forlenza’s award reflects his overall leadership in the transformation of the “new BD” during 2016. The award recognizes Mr. Forlenza for his role in BD’s continued strong financial performance, the significant progress made integrating CareFusion into BD, the strengthening of our business portfolio during the year through strategic divestitures, the refining of our business strategy in life sciences, the organizational changes made during the year to enhance innovation and operating effectiveness, and improvements in critical organizational capabilities, such as marketing, R&D and leadership development.

Mr. Reidy’s award recognizes his role in the cost synergies realized from the CareFusion integration, which will exceed our original estimates, as well as important leadership provided on other organizational aspects of the integration, including site integration and associate benefits. The award also recognizes Mr. Reidy’s leadership in a number of significant efficiency initiatives, including functional transformations in the areas of finance, IT and shared service centers.

Mr. Polen’s award reflects his leadership of the Medical segment, which exceeded our performance expectations for the year despite certain adverse macroeconomic factors. The award also recognizes Mr. Polen’s efforts in integrating CareFusion’s operations into the Medical segment, and his role in driving significant progress during the year on a number of important growth initiatives.

Mr. Kozy’s award reflects the critical role he played during the year with respect to the CareFusion integration, particularly in the areas of corporate culture and organizational structure, and ensuring a successful transition of his role following his departure from BD.

Equity compensation awards

The Compensation Committee made the equity compensation awards to the named executive officers shown in the Summary Compensation Table on page 42 in November 2015. Mr. Forlenza’s target award value was increased compared to the prior year to recognize Mr. Forlenza’s performance.

The Performance Units included in the awards to our named executive officers cover the 2016-2018 performance period, have a target average ROIC of 15.5% (with threshold performance at 10.5% and maximum performance of 20.5%), and use the formula discussed earlier on page 37 for calculating the relative TSR payout factor.

Other Benefits Under Our Executive Compensation Program

Deferred compensation

Our Deferred Compensation and Retirement Benefit Restoration Plan (the “Restoration Plan”) is an unfunded, nonqualified plan that allows eligible associates to defer receipt of cash compensation and shares issuable under certain equity compensation awards on a pre-tax basis in addition to what is allowed under our tax-qualified 401(k) Plan. The plan is offered as part of a competitive compensation program. We do not provide any guaranteed earnings on amounts deferred by the named executive officers, and earnings on these accounts are based on their individual investment elections. BD provides matching contributions on cash amounts deferred under the plan, subject to certain limits. Mr. Conroy is not eligible to participate in the Restoration Plan. A more complete description of the deferred compensation provisions of the Restoration Plan begins on page 53.

Pension benefits

We offer retirement benefits for all of our U.S. BD associates. Because the Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under our qualified Retirement Plan, we provide additional retirement benefits through our Restoration Plan. Together, the Retirement Plan and Restoration Plan are designed to provide a market-competitive level of income replacement for our retirement-eligible associates and reduce associate turnover. The named executive officers (other than Mr. Conroy) participate in these plans on the same basis as all eligible associates. We do not include the value of equity compensation in calculating pension benefits. A more complete description of these pension benefits, and the French indemnity plan in which Mr. Conroy participates, begins on page 50.

Change in control agreements

We have entered into agreements with the named executive officers relating to their employment following a change in control. These agreements provide the executives with continued employment for a period of two years following a change in control of BD, and provide certain benefits to the executives in the event their employment is terminated without “cause” or they leave their employment for “good reason” (also known as a constructive termination) during such period. Generally, these benefits include a severance payment equal to a multiple of the executive’s salary and PIP award, and certain other benefits. A more complete description of the terms and potential payouts of our change in control agreements begins on page 55.

General purpose. Our change in control agreements are intended to retain the executives and provide continuity of management in the event of an actual or potential change in control of BD. These change in control benefits are reviewed from time-to-time by the Compensation Committee to ensure that they are consistent with our compensation objectives and market practices. Based on information provided by Pay Governance, change in control arrangements are used by a substantial majority of the companies in the Comparison Group, and the terms of our agreements, including the severance multiple, are consistent with the prevailing practices at those companies. The Compensation Committee believes the benefits provided under these agreements are appropriate and consistent with our objective of attracting and retaining highly qualified executives.

Triggering events. Our agreements contain a “double trigger”—that is, there must be a change in control of BD and a termination of the executive’s employment (either without “cause” by BD or for “good reason” by the executive) in order for any payments to be made. We opted for a double trigger, rather than a “single trigger” that provides for severance payments solely on the basis of a change in control, since a double trigger is consistent with the purpose of encouraging the continued employment of the executive following a change in control.

Tax reimbursement payments. In certain instances, payments made to an executive upon termination may be subject to a 20% excise tax. Under the agreement with Mr. Forlenza, to offset the effect of this tax, we will reimburse him for any resulting excise tax. We provide for this payment because it allows him to recognize the full intended economic benefit of the agreement and eliminates unintended disparities between executives that the excise tax can arbitrarily impose, owing to the particular structure of this tax provision. However, while we believe tax reimbursement provisions serve a valid purpose, in light of trends in executive compensation practices, it has been our policy since 2011 that any new change in control agreements that we enter into with executive officers will not contain these provisions.

Company transportation

Mr. Forlenza is encouraged to use BD aircraft for both personal and business travel in order to make more efficient use of his travel time, for personal security and to reduce business continuity risk. Mr. Forlenza has entered into a time-sharing arrangement under which he makes payments to BD for his personal use of BD aircraft. For 2016, Mr. Forlenza’s time-share payments exceeded BD’s incremental costs relating to his personal flights. Additional information on the time-sharing arrangement is set forth in the notes to the Summary Compensation Table on page 43.

Other change in control provisions

The equity grants awarded in 2016 include a “double-trigger” vesting provision upon a change in control. Under this provision, the awards will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the executive is terminated without “cause” or terminates employment for “good reason” (as such terms are defined in the plan) within two years of the change in control.

Awards granted to the named executive officers prior to January 1, 2015 immediately vest upon a change in control. Unlike the “double trigger” discussed above, no termination of employment is required for the accelerated vesting of the awards. We originally provided for “single-trigger” vesting for awards because we believed it provided our associates with the same opportunity as our shareholders to realize the value created by the transaction, but moved to a double-trigger to align BD’s plan with what the Compensation Committee believes are best practices in this area.

Significant Policies and Other Information Regarding Executive Compensation

Clawback policy

We have a policy that gives the Board the discretion to require a member of the BD Leadership Team (which includes the top senior leaders at BD, including the named executive officers) to reimburse BD for any PIP award or Performance Unit payout that was based on financial results that were subsequently restated as a result of that person’s misconduct. The Board also has the discretion to cancel any equity compensation awards (or recover payouts under such awards) that were granted to such person with respect to the restated period, and to require the person to reimburse BD for any profits realized on any sale of BD stock occurring after the public issuance of the financial statements that were subsequently restated.

The policy also gives the Board the authority to require members of the BD Leadership Team who were not involved in the misconduct to reimburse BD for the amount by which their PIP award or Performance Unit payouts exceeded the amount they would have received based on the restated results.

Share retention and ownership guidelines

To increase executive share ownership and promote a long-term perspective when managing our business, our executive officers and other members of the BD Leadership Team are required to retain, in shares of BD stock, 75% of the net after-tax proceeds from any equity compensation awards granted to them after they become a member of the BD Leadership Team. They are subject to these requirements until they achieve and maintain the required ownership level. The required ownership levels are:

Chief Executive Officer	5 times salary
Other Executive Officers	3 times salary
Other BD Leadership Team Members	1 times salary

What counts as ownership	What does not count as ownership
• Shares held directly	• Unvested SARs
• Shares held through 401(k) and Restoration Plan	• Unvested Performance Units
• TVUs

Messrs. Forlenza, Reidy and Conroy have holdings in excess of their ownership requirement. Dr. Strahlman and Mr. Polen have not yet attained their required ownership levels.

Hedging Policy

We have a policy that prohibits our directors and associates from pledging BD shares, or engaging in options, puts, calls or other transactions that are intended to hedge against the economic risk of owning BD shares.

Equity award policy

The Compensation Committee has adopted a policy that prohibits the backdating of any equity compensation award and requires our annual equity compensation awards and any “off-cycle” awards approved by our CEO to be made on fixed dates. The policy also prohibits manipulating the timing of either the public release of information or the grant of an award in order to increase the value of an award. Under the policy, the exercise price of any stock option or SAR award will be the closing price of BD stock on the grant date.

Tax considerations

Section 162(m) of the Internal Revenue Code precludes BD from taking a federal income tax deduction for compensation paid in excess of $1 million to its CEO and its three other most highly-compensated executive officers (other than the CFO). This limitation does not apply, however, to “performance-based” compensation. While the Compensation Committee generally attempts to maximize the tax deductibility of executive compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support BD’s business strategy and the long-term interests of our shareholders. Therefore, the Compensation Committee maintains the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation program.

This section includes a discussion of performance targets in the limited context of our executive compensation program. These targets are not statements of management’s expectations of our future results or other guidance. Investors should not use or evaluate these targets in any other context or for any other purpose.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table shows the compensation provided by BD to each of the named executive officers in fiscal year 2016.

Fiscal Year 2016 Summary Compensation Table

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	SAR Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Vincent A. Forlenza	2016	1,105,000	5,722,028	4,572,671	2,000,000	485,787	44,975	13,930,461
Chairman, Chief Executive	2015	1,045,000	5,381,613	3,576,512	1,662,080	0	44,827	11,710,032
Officer and President	2014	985,000	4,653,236	3,153,732	1,400,000	755,859	35,691	10,983,518
Christopher R. Reidy	2016	746,568	1,526,731	1,219,994	886,300	96,148	48,725	4,524,466
Executive Vice President,	2015	713,501	1,361,651	904,912	712,788	77,550	48,725	3,819,127
Chief Financial Officer and	2014	690,188	1,240,875	840,994	663,946	42,116	21,500	3,499,619
Chief Administrative Officer
Alexandre Conroy(5)	2016	530,334	834,599	666,858	486,886	17,498	219,061	2,755,236
Executive Vice President
and President, Europe,
EMA and Americas
Thomas E. Polen(6)	2016	651,000	953,697	762,112	748,600	101,723	43,725	3,260,857
Executive Vice President and President, Medical Segment
Ellen R. Strahlman, M.D.	2016	664,427	953,697	762,112	617,900	82,929	43,725	3,124,790
Executive Vice President,	2015	637,301	972,660	646,362	585,508	66,642	43,725	2,952,198
Research and Development and	2014	540,750	806,560	546,653	408,954	104,456	39,750	2,447,123
Chief Medical Officer
William A. Kozy(7).	2016	386,131	1,716,687	1,371,818	519,700	387,095	49,125	4,430,556
Former Executive Vice President	2015	749,840	1,750,770	1,163,438	1,000,000	459,932	49,517	5,173,497
and Chief Operating Officer	2014	721,000	1,861,313	1,261,501	736,117	450,118	40,412	5,070,461

(1)	Stock Awards and SAR Awards. The amounts shown in the “Stock Awards” column (which includes Performance Units and TVUs) and “SAR Awards” column reflect the grant date fair value of the awards under FASB ASC Topic 718 (disregarding estimated forfeitures). For a description of the methodology and assumptions used to determine the amounts reflected in these columns, see Note 7 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

The amounts included in the “Stock Awards” column for the Performance Units awarded in 2016 reflect the grant date fair values of these awards at target payout, which we believe is the most probable outcome based on the applicable performance conditions. Below are the grant date fair values of these awards, assuming a maximum payout of 200% of target:

Name	Grant date fair value at target payout	Grant date fair value at maximum payout
Vincent A. Forlenza	$3,871,075	$7,742,150
Christopher R. Reidy	1,032,912	2,065,824
Alexandre Conroy	564,650	1,129,301
Thomas E. Polen	645,205	1,290,410
Ellen R. Strahlman	645,205	1,290,410
William A. Kozy	1,161,430	2,322,860

(2)	Non-Equity Incentive Plan Compensation. Includes amounts earned under BD’s PIP. These amounts are paid in January following the fiscal year in which they are earned, unless deferred at the election of the named executive officer.

(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings.

Pension—Amounts shown are the aggregate changes in the actuarial present value of accumulated benefits under our defined benefit pension plans (including our nonqualified Restoration Plan). These amounts represent the difference between the present value of accumulated pension benefits (determined as of the first date on which the executives are eligible to retire and commence unreduced benefit payments) at the beginning and end of the fiscal years shown. A decrease in present value is shown as “0”. Information regarding our retirement plans begins on page 50.

Deferred Compensation—Earnings on nonqualified deferred compensation are not included in this column, because no named executive officer earned above-market or preferential earnings (as defined in the rules of the SEC) on nonqualified deferred compensation during the fiscal years shown. Information on the named executive officers’ nonqualified deferred compensation accounts is on page 53.

(4)	All Other Compensation. Amounts shown for fiscal year 2016 include the following:

	Vincent A. Forlenza	Christopher R. Reidy	Alexandre Conroy	William A. Kozy	Thomas E. Polen	Ellen R. Strahlman
Matching contributions under plans	$43,725	$43,725	$6,210	$43,725	$43,725	$43,725
Matching charitable gifts	—	5,000	—	5,000	—	—
Term life insurance	1,250	—	—	400	—	—
Relocation assistance	—	—	212,851	—	—	—

Total	$44,975	$48,725	$219,061	$49,125	$43,725	$43,725

The following is a description of these benefits:

•	Matching contributions under plans—The amounts shown reflect matching contributions made by BD pursuant to our 401(k) Plan, the GSIP and the Restoration Plan, as applicable.

•

Matching charitable gifts—The amounts shown are matching contributions made (or committed to be made) by BD through our Matching Gift Program, under which BD matches up to $5,000 of contributions per calendar year made to qualifying non-profit organizations.

•

Term life insurance—BD provides incremental term life insurance benefits to certain named executive officers beyond those provided to BD associates generally. The amounts shown reflect the dollar value of the insurance premiums paid by BD for this incremental insurance.

•	Relocation assistance— Mr. Conroy relocated to New Jersey from France during 2016. In connection with his relocation, BD provided the following benefits to Mr. Conroy:

Cost of living allowance	$22,505
Housing allowance	57,600
Utilities allowance	254
Mobility allowance	80,919
Home leave allowance	8,853
Automobile allowance	6,720
State tax reimbursement	36,000

Total	$212,851

Corporate Aircraft. Pursuant to a policy adopted by the Board of Directors, Mr. Forlenza is encouraged to use BD aircraft for personal and business travel. The value of his personal use of BD aircraft is measured by the incremental variable costs incurred by BD in connection with his personal flights that are not reimbursed by him. These variable costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, and landing and parking fees. If the aircraft flies empty before picking up or after dropping off Mr. Forlenza at a destination on a personal flight, the cost of the empty flight is included in the incremental cost. Since BD aircraft are used predominantly for business purposes, we do not include fixed costs that do not change in amount based on usage, such as depreciation and pilot salaries.

Mr. Forlenza has entered into a time-sharing arrangement under which he makes time-share payments to BD for the personal use of BD aircraft. The payments are for the maximum amount permitted by Federal Aviation Administration regulations without subjecting BD to regulation as a charter carrier. Mr. Forlenza is responsible for the payment of any tax on any income imputed to him as a result of his personal use of corporate aircraft. For 2016, Mr. Forlenza’s time-share payments exceeded BD’s incremental costs relating to his personal flights. Accordingly, no value is shown for his personal flights in the Summary Compensation Table.

(5)	For Mr. Conroy, compensation for only fiscal year 2016 is shown because he was not a named executive officer in fiscal years 2015 or 2014. Mr. Conroy is a French citizen and relocated from France to BD headquarters in New Jersey, effective April 1, 2016. The Euro-denominated compensation paid to Mr. Conroy during the fiscal year has been converted to U.S. Dollars for purposes of this and the other tables in this proxy statement using the exchange rate in effect on September 30, 2016.

(6)	For Mr. Polen, compensation for only fiscal year 2016 is shown because he was not a named executive officer in fiscal years 2015 or 2014.

(7)	Mr. Kozy retired from BD on March 31, 2016.

Information Regarding Plan Awards in Fiscal Year 2016

Set forth below is information regarding awards granted to the named executive officers in fiscal year 2016. The non-equity incentive plan awards were made under the PIP. The equity compensation awards were made under BD’s 2004 Employee and Director Equity-Based Compensation Plan.

Grants of Plan-Based Awards in Fiscal Year 2016

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other SAR Awards: Number of Securities Underlying SARs (#)	Exercise or Base Price of SAR Awards ($/Sh)(4)	Grant Date Fair Value of Stock and SAR Awards($)(5)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent A. Forlenza	PIP	N/A	1,081,920	1,568,000	3,136,000
	PU	11/26/15				10,702	25,181	50,362				3,871,075
	TVU	11/26/15							12,774			1,850,953
	SAR	11/26/15								165,138	150.12	4,572,671
Christopher R. Reidy	PIP	N/A	443,138	642,229	1,284,458
	PU	11/26/15				2,856	6,719	13,438				1,032,912
	TVU	11/26/15							3,408			493,819
	SAR	11/26/15								44,059	150.12	1,219,994
Alexandre Conroy	PIP	N/A	294,540	423,379	853,740
	PU	11/26/15				1,561	3,673	7,346				564,650
	TVU	11/26/15							1,863			269,949
	SAR	11/26/15								24,083	150.12	666,858
Thomas E. Polen	PIP	N/A	386,400	560,000	1,120,000
	PU	11/26/15				1,784	4,197	8,394				645,205
	TVU	11/26/15							2,129			308,492
	SAR	11/26/15								27,523	150.12	762,112
Ellen R. Strahlman	PIP	N/A	370,755	537,326	1,074,652
	PU	11/26/15				1,784	4,197	8,394				645,205
	TVU	11/26/15							2,129			308,492
	SAR	11/26/15								27,523	150.12	762,112
William A. Kozy	PIP	N/A	244,489	356,268	708,664
	PU	11/26/15				3,211	7,555	15,110				1,161,430
	TVU	11/26/15							3,832			555,257
	SAR	11/26/15								49,542	150.12	1,371,818

(1)	Award Type:

PIP = Performance Incentive Plan

PU = Performance Unit

TVU = Time-Vested Unit

SAR = Stock Appreciation Right

(2)	The amounts shown represent the range of possible dollar payouts that a named executive officer could earn under the PIP for fiscal year 2016, based on certain assumptions. Actual payments to the named executive officers under the PIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 42. The amount in the “Threshold” column assumes BD achieved the minimum performance levels for each performance measure, resulting in available funding for awards at 69% of target, and that the named executive officer received a payment equal to 69% of his or her award target. The “Maximum” column reflects an award at 200% of target, the maximum award an individual may receive under the PIP.

(3)	The amounts shown represent the range of potential share payouts under Performance Unit awards. The amount in the “Threshold” column shows the number of shares that will be paid out assuming BD achieves the minimum performance level for each performance measure under the award.

(4)	The exercise price is the closing price of BD common stock on the date of grant, as reported on the NYSE.

(5)

The amounts shown in this column reflect the grant date fair value of the awards under FASB ASC Topic 718 used by BD for financial statement reporting purposes (disregarding estimated forfeitures). For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 7 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Description of awards

PIP

The PIP provides an opportunity for annual cash incentive payments to eligible associates. A more detailed discussion of the PIP and the performance targets established under the PIP for fiscal year 2016 appears in the Compensation Discussion and Analysis section of this proxy statement. Total awards to BD’s executive officers may not, in the absence of special circumstances, exceed 3% of our reported after-tax net income for the fiscal year.

Equity compensation awards

Performance Units. Performance Units are performance-based restricted stock units that vest three years after grant. The potential payouts under these awards range from zero to 200% of target. The actual payout will be based on BD’s performance against the performance targets for these awards over the three-year performance period covering fiscal years 2016-2018. A more detailed discussion of these performance targets appears in the Compensation Discussion and Analysis section of this proxy statement. Performance Units are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.

TVUs. TVUs are restricted stock units that represent the right to receive one share of BD common stock upon vesting. TVUs vest in three annual installments, beginning one year from the grant date. TVUs are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.

SARs. A SAR represents the right to receive, upon exercise, shares of BD common stock equal in value to the difference between the BD common stock price at the time of exercise and the exercise price. SARs have a ten-year term, and become exercisable in four equal annual installments, beginning one year from the grant date.

Change in control. Performance Units, TVUs and SARs listed in the above table fully vest in the event of a change in control under certain circumstances. See “Accelerated vesting of equity compensation awards upon a change in control” on page 56.

Outstanding Equity Awards

The following table sets forth the outstanding equity awards held by the named executive officers at the end of fiscal year 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

		SAR Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised SARs (#) Unexercisable (1)	SAR Exercise Price ($/Sh)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Vincent A. Forlenza	11/24/2009	24,742	0	$75.63	11/24/2019
	11/23/2010	85,372	0	$76.64	11/23/2020
	11/22/2011	181,794	0	$72.12	11/22/2021
	11/20/2012	152,067	50,691	$76.18	11/20/2022
	11/26/2013	79,238	79,241	$108.89	11/26/2023
	11/25/2014	36,024	108,074	$134.73	11/25/2024
	11/26/2015	0	165,138	$150.12	11/26/2025
	Various					109,335	19,650,779	99,244	17,837,124
Christopher R. Reidy	11/26/2013	21,130	21,131	$108.89	11/26/2023
	11/25/2014	9,114	27,345	$134.73	11/25/2024
	11/26/2015	0	44,059	$150.12	11/26/2025
	Various					21,202	3,810,635	25,806	4,638,112
Alexandre Conroy	11/23/2010	9,147	0	$76.64	11/23/2020
	11/22/2011	11,763	0	$72.12	11/22/2021
	11/20/2012	24,330	8,111	$76.18	11/20/2022
	11/26/2013	11,094	11,094	$108.89	11/26/2023
	11/25/2014	5,696	17,091	$134.73	11/25/2024
	11/26/2015	0	24,083	$150.12	11/26/2025
	Various					11,557	2,077,139	15,076	2,709,609
Thomas E. Polen	11/20/2012	0	3,652	$76.18	11/20/2022
	11/26/2013	5,546	5,548	$108.89	11/26/2023
	11/25/2014	3,906	11,719	$134.73	11/25/2024
	11/26/2015	0	27,523	$150.12	11/26/2025
	Various					7,382	1,326,767	13,696	2,461,582
Ellen R. Strahlman	11/26/2013	13,734	13,736	$108.89	11/26/2023
	11/25/2014	6,510	19,532	$134.73	11/25/2024
	11/26/2015	0	27,523	$150.12	11/26/2025
	Various					13,921	2,502,021	17,228	3,096,388
William A. Kozy	11/22/2011	72,351	0	$72.12	11/22/2021
	11/20/2012	99,530	0	$76.18	11/20/2022
	11/26/2013	63,392	0	$108.89	11/26/2023
	11/25/2014	48,875	0	$134.73	11/25/2024
	11/26/2015	49,542	0	$150.12	11/26/2025
	Various					36,254	6,515,931	8,748	1,572,278

(1)	SARs become exercisable in four equal annual installments, beginning one year following the date of grant. Mr. Kozy’s SAR awards fully vested upon his retirement from BD.

Set forth below is the value of the exercisable SARs held by named executive officers at the end of fiscal year 2016. The value represents the difference between $179.73, the closing price of BD common stock on September 30, 2016, and the exercise price of each exercisable SAR held by the named executive officer. These values may not reflect the value actually realized by the named executive officers upon exercise.

Name	Value of Vested SARs
Vincent A. Forlenza	$53,920,332
Christopher R. Reidy	1,906,979
Alexandre Conroy	5,770,371
Thomas E. Polen	568,649
Ellen R. Strahlman	1,265,867
William A. Kozy	26,249,025

(2)	The amounts shown in this column include grants of restricted stock unit awards that are not performance-based. These include, for Messrs. Forlenza, Reidy, Conroy and Polen and Dr. Strahlman, TVUs granted on November 26, 2013, and November 25, 2014, which vest three years after grant, and November 26, 2015, which vest in three annual installments beginning one year after grant. The amounts shown for Messrs. Forlenza and Kozy include awards that vest at, or one year following, the retirement of the named executive officer. Also included in this column are shares payable under Performance Units granted on November 26, 2013, which cover the fiscal year 2014-2016 performance period and vested on November 26, 2016.

(3)	Market value has been calculated by multiplying the number of unvested units by $179.73, the closing price of BD common stock on September 30, 2016. These values may not reflect the value ultimately realized by the named executive officers.

(4)	The amounts in this column represent the Performance Unit awards shown below at maximum payout. The actual number of shares issued under these awards will be based on BD’s performance over the applicable performance period. Mr. Kozy’s awards are prorated based on the portion of the vesting period that he was employed at BD.

For Mr. Forlenza:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/25/2014	48,882	Fiscal years 2015-2017	11/25/2017
11/26/2015	50,362	Fiscal years 2016-2018	11/26/2018

For Mr. Reidy:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/25/2014	12,368	Fiscal years 2015-2017	11/25/2017
11/26/2015	13,438	Fiscal years 2016-2018	11/26/2018

For Mr. Conroy:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/25/2014	7,730	Fiscal years 2015-2017	11/25/2017
11/26/2015	7,346	Fiscal years 2016-2018	11/26/2018

For Mr. Polen:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/25/2014	5,302	Fiscal years 2015-2017	11/25/2017
11/26/2015	8,394	Fiscal years 2016-2018	11/26/2018

For Dr. Strahlman:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/25/2014	8,834	Fiscal years 2015-2017	11/25/2017
11/26/2015	8,394	Fiscal years 2016-2018	11/26/2018

For Mr. Kozy:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/25/2014	7,068	Fiscal years 2015-2017	11/25/2017
11/26/2015	1,680	Fiscal years 2016-2018	11/26/2018

SAR Exercises and Vesting of Stock Units

The following table contains information relating to the exercise of SARs, and the vesting of TVUs and Performance Units, during fiscal year 2016.

SAR Exercises and Stock Vested in Fiscal Year 2016

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Vincent A. Forlenza	100,774	9,031,472	64,693	9,782,875
Christopher R. Reidy	0	0	0	0
Alexandre Conroy	19,811	1,864,721	10,352	1,565,429
Thomas E. Polen	13,256	1,187,109	4,659	704,534
Ellen R. Strahlman	0	0	5,373	859,035
William A. Kozy	92,068	8,472,064	46,065	6,974,534

(1)	Represents the difference between the exercise price and the BD common stock price at exercise. Mr. Forlenza’s exercise of 100,774 SARs resulted in the acquisition of 55,695 shares. Mr. Conroy’s exercise of 19,811 SARs resulted in the acquisition of 11,238 shares. Mr. Kozy’s exercise of 92,068 SARs resulted in the acquisition of 50,363 shares. Mr. Polen’s exercise of 13,256 SARs resulted in the acquisition of 7,242 shares.

(2)	Shows the shares acquired under TVUs, and under Performance Units covering the fiscal year 2013-2015 performance period, that vested in fiscal year 2016. For Mr. Kozy, this includes TVUs for which vesting was accelerated following his retirement from BD.

(3)	Based on the closing price of BD stock on the vesting date.

Other Compensation

Retirement Benefits

General

BD’s Retirement Plan is a non-contributory defined benefit plan. The Retirement Plan is generally available to all active full-time and part-time U.S. BD associates.

The Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under the Retirement Plan and the amount of compensation that may be recognized in calculating these benefits. BD makes supplemental payments to its nonqualified Restoration Plan to offset any reductions in benefits that result from these limitations.

The Retirement Plan and the Restoration Plan generally provide retirement benefits on a “cash balance” basis. Under the cash balance provisions, an associate has an account that is increased by pay credits based on compensation, age and service, and by interest credits based on the rate prescribed by the plans.

Prior to January 1, 2013, benefits were based on a “final average pay” formula for associates who were hired before April 1, 2007 and who did not elect to be covered under the cash balance formula. Effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the accrued final average pay benefit accrued, based on service and pay through December 31, 2012. Upon retirement, the value of this opening cash balance (with interest credits) is compared to the value of the December 31, 2012 benefit accrued under the final average pay formula and the greater of the two is payable to the participant. Benefits accrued after December 31, 2012 are determined under the cash balance formula only. Messrs. Forlenza, Reidy, Polen and Kozy and Dr. Strahlman participate in the Retirement Plan and the Restoration Plan.

Mr. Conroy participates in a French retirement indemnity plan under which he will receive a retirement benefit in a lump sum if he works at BD to age 62. This benefit will be calculated based on a formula using his years of service and salary at the time of his retirement.

Estimated benefits

The following table shows the actuarial present value on September 30, 2016 (assuming payment as a lump sum) of accumulated retirement benefits payable under our plans as of the first date on which the named executive officer is eligible to retire and commence unreduced benefit payments. For a description of the other assumptions used in calculating the present value of these benefits, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended September 30, 2016.

PENSION BENEFITS AT 2016 FISCAL YEAR-END

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Vincent A. Forlenza	Retirement Plan	36	1,684,812	0
	Restoration Plan	36	9,090,843	0
Christopher R. Reidy	Retirement Plan	4	61,539	0
	Restoration Plan	4	160,621	0
Alexandre Conroy	French Retirement Indemnity Plan	26	173,470	0
Thomas E. Polen	Retirement Plan	16	254,422	0
	Restoration Plan	16	169,609	0
Ellen R. Strahlman	Retirement Plan	4	61,617	0
	Restoration Plan	4	144,113	0
William A. Kozy	Retirement Plan	42	0	2,064,955
	Restoration Plan	42	0	8,112,032

Amounts shown are not subject to any further deduction for social security benefits or other offsets.

Calculation of U.S. Benefits

Final average pay provisions used to determine benefits accrued prior to January 1, 2013. The monthly pension benefit payable in cases of retirement at normal retirement age under the final average pay provisions is calculated using the following formula:

(1% of average final covered compensation, plus 1.5% of average final excess compensation)

multiplied by years and months of credited service

For purposes of the formula, “average final covered compensation” was generally the portion of an associate’s covered compensation subject to Social Security tax, and “average final excess compensation” is the portion that is not subject to such tax. “Covered compensation” included salary and other forms of regular compensation, including commissions and PIP awards. As noted above, effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the accrued final average pay benefit accrued, based on service and pay through December 31, 2012.

Cash Balance Provisions. Each month, an associate’s cash balance account is credited with an amount equal to a percentage of the associate’s total compensation for the month (generally, salary and other forms of regular compensation, including commissions and PIP awards). Such percentage is calculated as follows:

Age plus years of credited service as of the upcoming December 31	Credit percentage
Less than 40	3%
40-49	4%
50-59	5%
60-69	6%
70 or more	7%

In addition, each month the associate’s account is credited with interest. The rate used during the calendar year is determined based on the 30-year U.S. Treasury rates in effect during the prior September, subject to a minimum rate.

Early retirement under U.S. plans. An associate is eligible to retire early and commence benefit payments if the associate is at least age 55 and has at least 10 years of credited service. Mr. Forlenza is currently eligible for early retirement under the plans. Participants may commence payment of benefits under the cash balance formula prior to early retirement eligibility at any age if the participant terminates with at least three years of service.

Under the cash balance provisions, the amount of the associate’s benefit will be the associate’s vested account balance on the early retirement date. The associate may elect to begin payment of the account balance on the early retirement date or delay payment until the normal retirement date (age 65).

For participants who formerly participated in the final average pay formula and were converted to cash balance, the portion of the cash balance account attributable to the converted final average pay benefit is compared to the final average pay benefit accrued through the date of conversion under the final average formula. The result that produces the higher benefit is payable.

Form of benefit under U.S. plans. Participants may elect to receive their benefits in various forms. Participants may select a single life annuity, in which pension payments will be payable only during the associate’s lifetime, or, if married, a joint and survivor annuity. Associates may also elect to receive their benefits in a single lump sum payment. Under the final average pay provisions, this lump sum is actuarially equivalent to the benefit payable under the single life annuity option. Under the cash balance provisions, the lump sum is equal to the associate’s account balance.

French indemnity plan

The French retirement indemnity plan pays a specified number of months of salary as a lump sum for termination on or after age 62, based on years of service as summarized in the following schedule.

Years of service	Benefit (months of pay)
20-29	3
30-34	4
35-39	5
40 or more	6

Eligibility for this retirement indemnity begins when the participant becomes eligible for French Social Security benefits upon attaining age 62. If the participant is terminated before age 62, the participant forfeits the retirement indemnity.

Deferred compensation

Cash deferrals. The Restoration Plan also allows an eligible BD associate to defer receipt of up to 75% of salary and/or up to 100% of a PIP award until the date or dates elected by the associate. The amounts deferred are invested in a BD common stock account or in cash accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the investment selections of the participants. The investment risk is borne solely by the participant. Participants are entitled to change their investment elections at any time with respect to prior deferrals, future deferrals or both. The investment options available to participants may be changed by BD at any time.

Deferral of equity awards. The plan also allows associates to defer receipt of up to 100% of the shares issuable under their Performance Units and TVUs. These deferred shares are allocated to the participant’s BD stock account and must stay in such account until they are distributed.

Withdrawals and distributions. Participants may elect to receive deferred amounts either during their employment or following termination of employment. Participants may elect to receive distributions in installments or in a lump sum. Except in an unforeseen emergency, participants may not withdraw deferred amounts prior to their scheduled distribution date.

Matching contributions. BD provides matching contributions on cash amounts deferred under the plan. These contributions are made in the first calendar quarter following the calendar year in which the compensation was deferred. BD matches 75% of the first 6% of salary and PIP award deferred by a participant under the plan, subject to certain limits.

Unfunded liability. BD is not required to make any contributions to the plan with respect to its obligations to pay deferred compensation. BD has unrestricted use of any cash amounts deferred by participants. Participants have an unsecured contractual commitment from BD to pay the amounts due under the plan. When such payments are due, the cash and/or stock will be distributed from BD’s general assets. BD has purchased corporate-owned life insurance that mirrors the returns on cash amounts deferred under the plan to substantially offset this liability.

Account information. The following table sets forth information regarding activity during fiscal year 2016 in the plan accounts maintained by the named executive officers. Mr. Conroy is not eligible to participate in the Restoration Plan.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2016

Name	Executive contributions in last fiscal year ($)(1)	Registrant contributions in last fiscal year ($)(2)	Aggregate earnings in last fiscal year ($)	Withdrawals and Distributions ($)	Aggregate balance at last fiscal year- end ($)(3)
Vincent A. Forlenza	276,592	31,800	254,470	0	2,518,520
Christopher R. Reidy	33,128	31,800	25,351	0	227,015
Thomas E. Polen	79,406	31,800	6,821	0	202,982
Ellen R. Strahlman	124,937	31,800	17,797	0	208,318
William A. Kozy	141,583	31,800	188,895	302,800	1,832,464

(1)	The following amounts are reported as compensation in the fiscal year 2016 “Salary” column of the Summary Compensation Table appearing on page 42: Mr. Forlenza—$110,384; Mr. Reidy—$33,128; Mr. Kozy—$41,583; Mr. Polen—$33,406; and Dr. Strahlman—$66,387. The remaining executive contributions relate to the deferral of fiscal year 2015 PIP awards that were payable in 2016.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and reflect matching credits that were earned by participants in 2016. These amounts are not credited to participant accounts until 2017.

(3)	Reflects amounts in which the named executive officer is vested. BD matching contributions fully vest after a participant has been at BD for four years.

Payments Upon Termination of Employment or Change In Control

Payments upon termination of employment

The following table shows the estimated payments and benefits that would be paid by BD to each of the named executive officers (other than Mr. Kozy, who retired in March 2016) as a result of a termination of employment under various scenarios. The amounts shown assume termination of employment on September 30, 2016. However, the actual amounts that would be paid to these named executive officers under each scenario can only be determined at the time of an actual termination.

Name	Termination without “cause” or for “good reason” following a change in control($)(1)	Termination due to retirement($)(2)	Termination without cause($)(3)	Termination due to disability($)(4)	Termination due to death($)(5)
Vincent A. Forlenza	68,420,607	54,501,968	55,150,920	52,825,267	55,065,267
Christopher R. Reidy	13,615,582	—	4,307,410	8,281,927	9,037,490
Alexandre Conroy	8,732,576	—	2,821,459	5,490,846	6,020,071
Thomas E. Polen	8,172,295	—	1,941,690	3,790,017	4,490,017
Ellen R. Strahlman	9,824,781	—	2,947,457	5,489,614	6,161,272

(1)	Includes amounts payable under change in control employment agreements (which are described below), and, for Mr. Forlenza, amounts distributable under BD’s retirement plans, assuming payout as a lump sum. Also includes for Mr. Reidy and Dr. Strahlman the accelerated vesting of company matching contributions under the 401(k) Plan and the Restoration Plan. Also includes the accelerated vesting of equity compensation awards, which is discussed below.

(2)	Includes amounts distributable under BD’s retirement plans, assuming payout as a lump sum, and the accelerated vesting of equity compensation awards upon retirement. Messrs. Reidy, Conroy and Polen and Dr. Strahlman were not eligible for retirement as of September 30, 2016.

(3)	Includes amounts distributable under BD’s retirement plans, assuming payout as a lump sum, the accelerated vesting of equity compensation awards, outplacement services (with an assumed maximum cost of $100,000), health and welfare benefits and severance benefits. BD’s severance policy for U.S. associates provides for severance payments equal to two weeks’ salary for each year of service (assuming the associate grants a general release to BD), up to a maximum of $530,000. Mr. Conroy receives severance determined by a formula based on salary, years of service and age.

(4)	Includes amounts distributable under BD’s retirement plans, assuming payout as a lump sum, and the accelerated vesting of equity compensation awards.

(5)	Includes amounts distributable under BD’s retirement plans, assuming payout as a lump sum, the accelerated vesting of equity compensation awards and life insurance benefits.

The amounts shown in the above table do not include vested deferred compensation distributable upon termination, which is shown on page 53, or the value of vested SARs held by the named executive officers as of September 30, 2016, which appears on page 48.

Payments received by Mr. William Kozy upon retirement

The table below shows amounts received by Mr. Kozy upon his retirement from BD on March 31, 2016.

Payments
Accelerated vesting of equity awards	$2,571,577
Restoration Plan (paid as a lump sum)	8,112,032
Retirement Plan (paid as a lump sum)	2,064,955

Total	$12,748,564

Payments upon termination under change in control agreements

BD has entered into agreements with Messrs. Forlenza, Reidy, Kozy and Polen and Dr. Strahlman that provide for the continued employment of the executive for a period of two years following a change in control of BD. These agreements are designed to retain the executives and provide continuity of management in the event of an actual or potential change in control of BD. The following is a summary of the key terms of the agreements.

The agreement provides that BD will continue to employ the executive for two years following a change in control, and that, during this period, the executive’s position and responsibilities at BD will be materially the same as those prior to the change in control. The agreement also provides for minimum salary, PIP award and other benefits during this two-year period. “Change in control” is defined under the agreement generally as:

•	the acquisition by any person or group of 25% or more of the outstanding BD common stock;

•	the incumbent members of the Board ceasing to constitute at least a majority of the Board;

•	certain business combinations; and

•	shareholder approval of the liquidation or dissolution of BD.

The agreement also provides that, in the event the executive is terminated without “cause” or the executive terminates his employment for “good reason” during the two years following a change in control, the executive would receive:

•

a pro rata PIP award for the year of termination based on the greater of (i) the executive’s average PIP award for the last three fiscal years prior to termination, and (ii) the executive’s target PIP award for the year in which the termination occurs (the greater of the two being referred to herein as the “Incentive Payment”);

•

a lump sum severance payment equal to three times (in the case of Mr. Forlenza) or two times (in the case of Messrs. Reidy, Conroy and Polen and Dr. Strahlman) the sum of the executive’s annual salary and his or her Incentive Payment;

•

a lump sum payment equal to the present value of the increased pension benefits the executive would have received had the executive remained employed for an additional three years (in the case of Mr. Forlenza) or two years (in the case of Messrs. Reidy, Conroy and Polen and Dr. Strahlman) following termination;

•

continuation of the executive’s health and welfare benefits (reduced to the extent provided by any subsequent employer) for a period of three years (in the case of Mr. Forlenza) or two years (in the case of Messrs. Reidy, Conroy and Polen and Dr. Strahlman); and

•	outplacement services, subject to a limit on the cost to BD of $100,000.

“Cause” is generally defined as the willful and continued failure of the executive to substantially perform his or her duties, or illegal conduct or gross misconduct that is materially injurious to BD. “Good reason” is generally defined to include (i) any significant change in the executive’s position or responsibilities, (ii) the failure of BD to pay any compensation called for by the agreement, or (iii) certain relocations of the executive.

Under the agreement with Mr. Forlenza, if any payments or distributions made by BD to Mr. Forlenza as a result of a change in control would be subject to an excise tax imposed by the Internal Revenue Code, BD will make a tax reimbursement payment to him. As a result of this payment, Mr. Forlenza would retain the same amount, net of all taxes, that he would have retained had the excise tax not been triggered. This provision applies to any payments or distributions resulting from the change in control, including the accelerated vesting of equity awards. However, if such payments and distributions do not exceed 110% of the level that triggers the excise tax, the payments will be reduced to the extent necessary to avoid the excise tax.

The following table sets forth the estimated benefits the executive officers named below would receive under his or her agreement in the event the executive was terminated without “cause” or terminated his or her employment for “good reason” following a change in control. The table assumes a termination date of September 30, 2016. These estimates are based on salary rates in effect as of September 30, 2016, and use the 2016 target PIP awards of the named executive officers as the Incentive Payment.

Name	Incentive Payment($)	Severance Payment($)	Additional Retirement Benefits($)	Health and Welfare Benefits($)	Outplacement Services($)	Total($)
Vincent A. Forlenza	1,568,000	8,064,000	564,480	40,500	100,000	10,336,980
Christopher R. Reidy	642,229	2,795,583	167,735	27,000	100,000	3,732,547
Alexandre Conroy	423,379	1,914,583	0	27,000	100,000	2,464,962
Thomas E. Polen	560,000	2,520,000	148,050	27,000	100,000	3,355,050
Ellen R. Strahlman	537,326	2,417,969	145,078	27,000	100,000	3,227,373

Accelerated vesting of equity compensation awards upon a change in control

For awards granted prior to January 1 2015, upon a change in control (as defined in our equity compensation plans), all unvested SARs become fully vested and exercisable, and all time-vested restricted stock units and Performance Units become fully vested and payable (with Performance Units being payable at their target amount). This accelerated vesting occurs with respect to all equity compensation awards granted by BD, not just those granted to executive officers. No termination of employment is required to trigger this acceleration.

Awards made after January 1, 2015 will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the associate is terminated without “cause” or the associate terminates employment for “good reason” (as such terms are defined in the plan) within two years of the change in control.

Equity compensation upon termination of employment

Upon a named executive officer’s termination due to retirement:

•	all unvested SARs held by the named executive officer become fully exercisable for their remaining term;

•	all time-vested restricted stock units held by the named executive officer vest at, or on the first anniversary of, retirement; and

•

all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.

Upon a named executive officer’s termination due to involuntary termination without cause:

•	the named executive officer is entitled to exercise his SARs for three months following termination, but only to the extent they were vested at the time of termination;

•	all TVUs held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed and all other time-vested restricted stock units fully vest; and

•

all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.

Upon a named executive officer’s termination due to death or disability:

•	all unvested SARs held by the named executive officer become fully exercisable for their remaining term;

•	all time-vested restricted stock units held by the named executive officer fully vest; and

•	all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payment would be based on award targets.

Proposal 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee to audit the accounts of BD and its subsidiaries for the fiscal year ending September 30, 2017. The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of BD’s independent registered public accounting firm (referred to herein as the “independent auditors”). Shareholders are being asked to ratify the Audit Committee’s selection of E&Y. If ratification is withheld, the Audit Committee will reconsider its selection.

A representative of E&Y is expected to attend the 2017 Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

Listed below are the fees billed to BD by E&Y for services rendered during fiscal years 2016 and 2015.

	2016	2015
Audit Fees	$11,678,000	$13,681,000	“Audit Fees” include fees associated with the annual audit of BD’s consolidated financial statements, reviews of BD’s quarterly reports on Form 10-Q, registration statements filed with the SEC and statutory audits required internationally.

Audit Related Fees	$204,000	$148,000	“Audit Related Fees” consist of assurance and related services that are reasonably related to the performance of the audit or interim financial statement review and are not reported under Audit Fees. These services include benefit plan audits and other audit services requested by management, which are in addition to the scope of the financial statement audit.

Tax Fees	$1,000,000	$932,000	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.

All Other Fees	$27,000	$466,000	“All Other Fees” includes various miscellaneous services.

Total	$12,909,000	$15,227,000

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is responsible for appointing BD’s independent auditors and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below. All of the services listed in the above table were approved pursuant to this policy.

Audit Services. Under the policy, the Audit Committee will appoint BD’s independent auditors each fiscal year and pre-approve the engagement of the independent auditors for the audit services to be provided.

Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditors during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditors, subject to certain dollar limitations, and provided that the full Audit Committee is informed of each service. All other non-audit services are required to be pre-approved by the entire Audit Committee.

The Audit Committee believes that the provision of the non-audit services described above by E&Y is consistent with maintaining the independence of E&Y.

The Audit Committee periodically considers the rotation of the independent auditors. The Audit Committee believes that the continued retention of E&Y to serve as BD’s independent auditors is in the best interests of BD and its shareholders.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews BD’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of BD’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.

In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that BD’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by the applicable auditing standards.

In addition, the Committee discussed with the independent auditors the auditors’ independence from BD and its management, and the independent auditors provided to the Committee the written disclosures and the letter pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence. The Committee discussed with BD’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of BD’s internal controls, and the overall quality of BD’s financial reporting. Management has also reviewed with the Audit Committee its report on the effectiveness of BD’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on BD’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Bertram L. Scott, Chair

Basil L. Anderson

Catherine M. Burzik

Christopher Jones

Willard J. Overlock, Jr.

Rebecca W. Rimel

Proposal 3.	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 28 of this proxy statement describes BD’s executive compensation program and the compensation decisions made with respect to our CEO and the other individuals named in the Summary Compensation Table on page 42 (who we refer to as the “named executive officers”). Pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking shareholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the shareholders of Becton, Dickinson and Company (“BD”) approve the compensation of the BD executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports BD’s business strategy and aligns the interests of our executives with those of our shareholders. At the same time, we believe our program does not encourage excessive risk-taking by management. We believe that the compensation actions discussed in the Compensation Discussion and Analysis appropriately reflected the performance of our named executive officers and BD during the year.

For these reasons, the Board is asking shareholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when considering our compensation program and future compensation decisions for our executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

Proposal 4.	ADVISORY VOTE TO APPROVE THE FREQUENCY OF EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES

In Proposal 3, shareholders are being asked to cast a non-binding advisory vote with respect to the compensation of the BD executive officers named in the Summary Compensation Table. This advisory vote is typically referred to as a “say-on-pay” vote. In this Proposal 4, pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is also asking shareholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. Shareholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may abstain from casting a vote. BD currently holds an advisory vote to approve named executive officer compensation on an annual basis.

This advisory vote is not binding on the Board. The Board acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent say-on-pay votes. Accordingly, the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most shareholder support

Proposal 5.	SHAREHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIR

Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY, owner of not less than 500 shares of BD common stock, has given notice that he intends to present for action at the annual meeting the following stockholder proposal:

“Proposal 5 – Independent Board Chairman”

“Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

According to Institutional Shareholder Services 53% of the Standard & Poors 1,500 firms separate these 2 positions – “2015 Board Practices,” April 12, 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is also the CEO, as is the case with our Company. Having a board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.”

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors.

An additional reason to support an independent board chairman is that our company has not adopted proxy access that would allow a reasonable number of shareholders (for instance 50 shareholders) holding 3% of company stock to merely nominate a well-qualified director.

An independent director serving as chairman can help ensure the functioning of an effective board. Please vote to enhance shareholder value:

Please vote to enhance shareholder value:

Independent Board Chairman – Proposal 5

* * *

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors recommends a vote AGAINST Proposal 5 for the following reasons.

The Board has in-depth knowledge of BD’s strategic goals, the opportunities and challenges facing the company, its culture, and the capabilities of senior management. As such, the Board is uniquely positioned to determine what the most effective Board leadership structure for BD is at any given time. Accordingly, rather than adopting a strict policy with respect to this aspect of corporate governance, the Board believes it is important that it have the flexibility to determine who should serve in the roles of Chairman and CEO, and whether these roles should be combined.

Our Corporate Governance Principles leave it to the Board to decide what Board leadership structure best serves BD and its shareholders. At the present time, the Board believes that the most effective leadership structure for BD is for our CEO to also serve as Chairman. This combined role allows one person to speak for and lead the company and Board, creates clear lines of authority and accountability, and provides the necessary leadership to execute BD’s strategy. Mr. Forlenza’s over 35 years of experience at BD and knowledge of its complex businesses, along with his extensive industry expertise, also make him uniquely qualified to lead the Board on the most important issues facing the company.

At the same time, the Board recognizes the need to have effective, independent Board oversight of management. To that end, the independent directors appoint a Lead Director from among the independent directors whenever the Chairman is not independent. The Lead Director, among other things, chairs meetings of the non-management directors, has the authority to call meetings of the independent directors, serves as a liaison between the Chairman and the non-management directors, and approves meeting agendas and schedules and information sent to the Board. We believe this Lead Director role provides effective independent Board oversight of management and coordination between the Chairman and the rest of the Board. A full list of the Lead Director’s authority and responsibilities can be found on page 19 of this proxy statement.

Other aspects of BD’s governance practices also enable effective independent oversight of management. The Board is composed of 13 members, all of whom, other than Mr. Forlenza, are independent. In addition, all members of the Board’s operating committees are independent, which allows for independent oversight of such important matters as the integrity of BD’s financial statements, legal compliance, risk management and executive compensation. In addition, the CEO’s performance is evaluated on an annual basis by the independent directors. The independent members of the Board and each of its operating committees also meet regularly in executive session without management present, have unlimited access to other members of management and have the authority to retain independent outside advisors to the extent they deem appropriate. BD has also adopted proxy access, which allows long-term shareholders the opportunity to nominate directors to the Board.

Based on the foregoing, we believe there are clear advantages to maintaining a flexible, tailored approach to determining BD’s Board leadership structure, and that adopting a policy that requires an independent Chairman is not in the best interests of BD and its shareholders.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2018 ANNUAL MEETING

Any proposal that a shareholder wishes to submit for inclusion in BD’s proxy materials for BD’s 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) pursuant to SEC Rule 14a-8 must be received by BD not later than August 17, 2017.

A shareholder’s notice of nomination of one or more director candidates to be included in BD’s proxy statement and ballot pursuant to Article II. E of our Bylaws (a “proxy access director nomination”) must be received by BD no earlier than July 18, 2017 and not later than August 17, 2017.

Notice of any other business or director nomination (that is, other than a matter brought pursuant to SEC Rule 14a-8 or a proxy access director nomination) that a shareholder wishes to present for consideration at the 2018 Annual Meeting pursuant to Article II. D. of our By-Laws must be received by BD not earlier than September 26, 2017 and not later than October 26, 2017.

Any proposal or director nomination submitted by a shareholder in connection with the 2018 Annual Meeting must satisfy the applicable information and other requirements specified in BD’s By-Laws, which are available on BD’s website at www.bd.com/investors/ corporate_governance/. All proposals and nominations, and all supporting materials required by our By-Laws, must be addressed to: Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880. BD will not consider any proposal or nomination that is not timely delivered or otherwise does not meet the By-law and SEC requirements for submitting the proposal or nomination.

.

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Presented below are reconciliations of non-GAAP financial measures discussed in the Compensation Discussion and Analysis section of this proxy statement to the comparable GAAP financial measure. All figures below are rounded, and totals may not add due to rounding.

PIP

2016 Revenues

(amounts in millions of dollars)

Reported revenues	$	$12,483
Purchase accounting adjustments		14
Adjustment for favorable impact of acquisitions		11

Adjusted revenues	$	$12,508
Adjustment for unbudgeted unfavorable foreign currency translation		151

Adjusted currency-neutral revenues	$	$12,659

2016 Adjusted EPS

Reported EPS	$	$4.49
Adjustment for transaction costs (pre-tax)		0.04
Adjustment for integration costs (pre-tax)		0.88
Adjustment for restructuring costs (pre-tax)		2.42
Purchase accounting adjustments (pre-tax)		2.42
Pension settlement charges (pre-tax)(1)		0.03
Income tax benefit of adjustments		(1.70)

	$	$8.59
Adjustment for divestitures (adjustment assumes divested businesses had remained part of BD for the entire fiscal year)		(0.20)
Adjustment for unbudgeted unfavorable foreign currency translation		0.26

Adjusted currency-neutral EPS	$	$8.65

(1)	Represents pension settlement charges associated with lump sum benefit payments made from BD’s U.S. supplemental pension plan, as such payments exceeded the service and interest components of the plan’s pension cost.

A-1

2016 Free Cash Flow as Percentage of Sales

(amounts in millions of dollars)

Reported Net Cash Provided by Operating Activities	$	$2,559
Capital expenditures		(693)
Capitalized software		(25)

Free Cash Flow	$	$1,841
Transaction costs (pre-tax)		10
Integration costs charges (pre-tax)		192
Restructuring costs (pre-tax)		155
Income tax benefit of adjustments		(105)
Adjustment for impact of divestitures		(6)
Additional cash flow adjustments(1)		(102)
Adjustment for unbudgeted foreign currency translation		16

Adjusted Free Cash Flow	$	$2,001

(1)	Includes adjustments to eliminate favorable impact of certain working capital items and capital expenditures.

Free cash flow as a % of sales (reported) ($1,841/$12,483)	14.7%
Adjusted currency neutral Free Cash Flow as a % of Sales ($2,001/$12,659)	15.8%

2015 EPS

Reported EPS	$	$3.35
Adjustment for transaction costs (pre-tax)		0.29
Adjustment for integration costs (pre-tax)		0.46
Adjustment for restructuring costs (pre-tax)		1.31
Purchase accounting adjustments (pre-tax)		3.11
Financing costs (pre-tax)		0.52
Employee termination cost-related amounts (pre-tax)(1)		(0.02)
Litigation-related charge (pre-tax)(2)		0.06
Income tax benefit of special items		(1.93)
Dilutive share impact		0.02

EPS, as adjusted	$	$7.16

(1)	Represents an adjustment to the liability for employee termination costs recorded relative to workforce reduction actions taken in the fourth quarter of fiscal year 2014.

(2)	Represents a charge for plaintiff’s attorneys’ fees associated with the unfavorable verdict in the antitrust and false advertising lawsuit filed against BD.

A-2

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
Vote by Internet
• Go to www.envisionreports.com/BDX.
• Or scan the QR code with your smartphone.
• Follow the steps outlined on the secure website.
Vote by telephone
• Within the USA, US territories and Canada, call toll free 1-800-652-
VOTE (8683) on a touch tone telephone.
There is No CHARGE to you for the call.
• Outside the USA, US territories and Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Voting instructions submitted by GSIP participants must be received by 12:00 p.m., EST, on January 18, 2017. Voting instructions submitted by all other BD plan participants must be received by 12:00 p.m., EST, on January 20, 2017. All proxies submitted by record holders through the Internet or telephone must be received by 11:00 a.m., EST, on January 24, 2017.

▼  IF YOU DO NOT VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed; FOR Proposals 2 and 3; and AGAINST Proposal 5. No recommendation is being made by the Board on Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Basil L. Anderson	☐	☐	☐	06 - Christopher Jones	☐	☐	☐	11 - Claire Pomeroy	☐	☐	☐

02 - Catherine M. Burzik	☐	☐	☐	07 - Marshall O. Larsen	☐	☐	☐	12 - Rebecca W. Rimel	☐	☐	☐

03 - R. Andrew Eckert	☐	☐	☐	08 - Gary A. Mecklenburg	☐	☐	☐	13 - Bertram L. Scott	☐	☐	☐

04 - Vincent A. Forlenza	☐	☐	☐	09 - James F. Orr	☐	☐	☐

05 - Claire M. Fraser	☐	☐	☐	10 - Willard J. Overlock, Jr.	☐	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. Ratification of selection of independent registered public accounting firm.	☐	☐	☐	4. Advisory vote to approve the frequency of named executive officer compensation advisory votes.	☐	☐	☐	☐
	For	Against	Abstain			For	Against	Abstain
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐	5. Shareholder proposal regarding an independent Board Chair.		☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian, or other representative capacity, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02H9JC

Dear Shareholder/Plan Participant:

Becton, Dickinson and Company (“BD”) encourages you to take advantage of convenient ways by which you can vote or direct the voting of your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the below proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote your shares by telephone or through the Internet, there is no need to mail back your proxy/voting instruction card. To vote your shares electronically, please have this voting form in hand and follow the instructions outlined on the reverse side.

Your vote is important. Thank you for voting.

▼ IF YOU DO NOT VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy / Voting Instruction Card — BECTON, DICKINSON AND COMPANY	+

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting on January 24, 2017

The undersigned hereby appoints Vincent A. Forlenza, Christopher R. Reidy, Jeffrey S. Sherman and Gary DeFazio, and any of them, with full power of substitution, proxies to attend the Annual Meeting of Shareholders of the Company to be held at 1:00 p.m. EST on Tuesday, January 24, 2017 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York, and any adjournment thereof, and to vote all shares of the common stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting. This does not apply to shares held through Company plans, which are addressed below.

Where no choice is made on the reverse side of this form, the proxies will vote FOR all Director nominees; FOR Proposals 2 and 3; and AGAINST Proposal 5.

For plan participants. This card constitutes voting instructions to the respective trustees for any shares of common stock allocated to the undersigned under the Company’s 1996 Directors’ Deferral Plan (“DDP”), the Company’s Deferred Compensation and Retirement Benefit Restoration Plan (“DCP”) and, when so provided, the Global Share Investment Program (“GSIP”), and also constitutes voting instructions to the respective trustees for a proportionate number of shares of common stock in the DDP, DCP and GSIP for which voting instructions are not received. To the extent the undersigned has been allocated shares of common stock through the Company’s Savings Incentive Plan (“SIP”), the undersigned is considered a named fiduciary. As a named fiduciary, this card constitutes instructions to the SIP trustee as to how to vote those shares. Shares for which no voting instructions are received by the SIP trustee will be voted in the same proportion as those shares for which timely instructions have been received.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting (for record holders only).	☐

∎	IF VOTING BY MAIL, COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+